DIRECTORS’ CIRCULAR
RECOMMENDING
ACCEPTANCE
OF THE OFFER BY
SIDNEY ACQUISITIONS ULC
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
MILLENNIUM PHARMACEUTICALS, INC.
TO PURCHASE ALL OF THE OUTSTANDING COMMON SHARES OF
ANORMED INC.
FOR US$12.00 CASH PER SHARE
DIRECTORS’ RECOMMENDATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
ACCEPT THE MILLENNIUM OFFER AND TENDER
THEIR ANORMED SHARES TO THE US$12.00 MILLENNIUM OFFER.
If you have already tendered your AnorMED shares to the US$8.55 offer made on September 1, 2006 by Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation, you should WITHDRAW your shares from the US$8.55 Genzyme Offer using the Withdrawal Notice accompanying this Directors’ Circular and TENDER your AnorMED shares to the US$12.00 Millennium Offer.
North American Toll Free Phone: 1-866-639-3460
Email: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Banks and Brokers Call Collect: 416-867-2272
OCTOBER 5, 2006
NOTICE TO NON-CANADIAN SHAREHOLDERS
Our financial statements are prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of United States companies and other non-Canadian companies. The enforcement by shareholders of civil liabilities under United States federal securities laws or under the laws of other non-Canadian jurisdictions may be affected adversely by the fact that we are incorporated under the laws of Canada, certain of our directors and a majority of our executive officers are residents of Canada, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws or the securities laws of other non-Canadian jurisdictions. It may be difficult to compel a foreign company and its officers and directors to subject themselves to a United States or other non-Canadian court’s judgment. This transaction has not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of this document.

October 5, 2006
Dear AnorMED Shareholder:
      The enclosed Directors’ Circular accompanies an offer (the “Millennium Offer”) from an indirect wholly-owned subsidiary of Millennium Pharmaceuticals, Inc. (“Millennium”) to purchase all of the issued and outstanding common shares of our company, AnorMED Inc. (“AnorMED”), for US$12.00 cash per share. The Millennium Offer is conditional upon at least 66 2/3% of our outstanding common shares, on a fully diluted basis, being tendered to the Millennium Offer and other conditions described in the Millennium Offer being satisfied. The Millennium Offer expires on November 10, 2006.
      The board of directors of AnorMED (the “Board”), after consulting with its financial and legal advisors and on the recommendation of the Strategic Initiatives Committee of the Board, has unanimously determined that the Millennium Offer is fair, from a financial point of view, to the AnorMED shareholders and that it is in the best interests of AnorMED. Accordingly, your Board has resolved unanimously to RECOMMEND that you ACCEPT the Millennium Offer and TENDER your AnorMED shares to the Millennium Offer.
      The supported bid from Millennium offers AnorMED shareholders a significant premium to the inadequate, unsolicited bid from Genzyme Corporation.
      If you have already tendered your AnorMED shares to the US$8.55 offer (the “Genzyme Offer”) made on September 1, 2006 by Dematal Corp., a wholly-owned subsidiary of Genzyme Corporation, you should WITHDRAW your AnorMED shares from the Genzyme Offer using the Withdrawal Notice accompanying the Directors’ Circular and TENDER your AnorMED shares to the Millennium Offer.
      In making your decision regarding the Millennium Offer, you are urged to consider the following factors that your Board considered in making its recommendation:

1.	The Millennium Offer represents improved value and is at a substantial premium to the Genzyme Offer.

2.	The Millennium Offer represents the best alternative currently available to the Genzyme Offer.

3.	The Millennium Offer is fair from a financial point of view.

4.	AnorMED’s directors, senior officers, executive officers and principal shareholders intend to tender their AnorMED shares to the Millennium Offer.

5.	Under its Support Agreement with Millennium, the Board remains able to respond, in accordance with its fiduciary duties, to unsolicited bona fide written acquisition proposals that are more favourable from a financial point of view than the Millennium Offer.
      For these and other reasons described in the accompanying Directors’ Circular, your Board unanimously recommends that AnorMED shareholders tender their AnorMED shares to the Millennium Offer and reject the inadequate, unsolicited Genzyme Offer.
Sincerely,
(signed) Kenneth H. Galbraith
Chairman & Interim Chief Executive Officer
On behalf of the Board of Directors

DIRECTORS’ CIRCULAR
      This directors’ circular (the “Directors’ Circular”) is issued by the board of directors (the “Board of Directors” or the “Board”) of AnorMED Inc. in connection with the offer (the “Millennium Offer”) dated October 5, 2006, made by Sidney Acquisitions ULC (“Sidney”), an indirect wholly-owned subsidiary of Millennium Pharmaceuticals, Inc. (“Millennium”), to purchase all of the outstanding common shares (the “Shares”) of AnorMED at a price of US$12.00 in cash per share.
      The terms and conditions, the method of acceptance and other information relating to the Millennium Offer are set out in the Offer to Purchase and Circular of Sidney and Millennium (collectively, the “Millennium Circular”), dated October 5, 2006, and accompanying letter of transmittal and notice of guaranteed delivery.
      In this Directors’ Circular, “AnorMED Inc.”, “AnorMED”, “the Company”, “we”, “our” and “us” refer to AnorMED Inc. and its subsidiaries, unless the context requires otherwise. Unless defined elsewhere, certain terms used in this Directors’ Circular are defined in the “Glossary” section of this Directors’ Circular.
THE MILLENNIUM OFFER
      The Millennium Offer was made pursuant to the terms and conditions of a support agreement (the “Support Agreement”) dated September 26, 2006 between AnorMED and Millennium. See “Agreements Relating to the Millennium Offer — Support Agreement”.
      Pursuant to the Millennium Offer, Millennium has offered to purchase all of the AnorMED Shares, including AnorMED Shares that may become outstanding on the exercise of outstanding options, for US$12.00 in cash per Share, upon the terms and subject to the conditions set forth in the Millennium Offer.
      The Millennium Offer is open for acceptance until 11:59 p.m. (Toronto time) on November 10, 2006 (the “Expiry Time”), unless extended or withdrawn.
NOTICE TO HOLDERS OF ANORMED OPTIONS
      The Millennium Offer is made only for AnorMED Shares and is not made for any options or other rights to acquire AnorMED Shares. Pursuant to the terms of the Support Agreement, AnorMED has agreed that, subject to the receipt of any necessary approvals of applicable securities authorities, it will amend its stock option plans and related option agreements as may be necessary to permit holders of “in-the-money” options to receive, in respect of each option they hold, a cash payment equal to the positive difference between the purchase price for each AnorMED Share under the Millennium Offer less the exercise price of such option, less applicable withholding taxes. To the extent that AnorMED’s stock option plans and related option agreements are not so amended, any holder of options or other rights to acquire AnorMED Shares who wishes to accept the Millennium Offer should, to the extent permitted by their terms and applicable law, fully exercise their options in order to obtain certificates representing AnorMED Shares that may be deposited in accordance with the terms of the Millennium Offer. See “Agreements Relating to the Millennium Offer — Support Agreement — Outstanding Options”.
RECOMMENDATION OF THE BOARD OF DIRECTORS
      The Board has carefully reviewed and considered the Millennium Offer, the Support Agreement and the recommendation of the Strategic Initiatives Committee, comprised of certain directors of the Company, that was established to review, consider and evaluate the Genzyme Offer and other strategic alternatives, and has received the benefit of advice from its financial and legal advisors. Based upon the recommendation of the Strategic Initiatives Committee and the Goldman Sachs Opinion, and the advice of its financial and legal advisors, the Board unanimously concluded that the Millennium Offer is fair, from a financial point of view, to AnorMED Shareholders and that it is in the best interests of AnorMED. The Board therefore unanimously recommends that AnorMED Shareholders accept the Millennium Offer and tender their AnorMED Shares to the Millennium Offer, and that AnorMED Shareholders reject the Genzyme Offer and not tender their AnorMED Shares to the Genzyme Offer. See “Reasons for Accepting the Millennium Offer”.
RECOMMENDATION OF ACCEPTANCE OF MILLENNIUM OFFER
The Board unanimously recommends that AnorMED Shareholders ACCEPT the Millennium Offer and TENDER their AnorMED Shares to the Millennium Offer.
RECOMMENDATION OF REJECTION OF GENZYME OFFER
The Board unanimously recommends that AnorMED Shareholders REJECT the Genzyme Offer and NOT TENDER their AnorMED Shares to the Genzyme Offer.
Shareholders who have already tendered their AnorMED Shares to the Genzyme Offer should WITHDRAW their Shares using the Withdrawal Notice accompanying this Directors’ Circular and TENDER their Shares to the Millennium Offer.
      Shareholders should consider the Millennium Offer carefully and come to their own conclusions as to whether to accept or reject the Millennium Offer and as to the adequacy of the consideration to be received for their AnorMED Shares. Shareholders who are in doubt as to how to respond to the Millennium Offer should consult their own investment dealer, stockbroker, bank manager, lawyer or other professional advisors. Shareholders are advised that acceptance of the Millennium Offer may have tax consequences and they should consult their own professional tax advisors. Enquiries concerning the information in this Directors’ Circular should be directed to Kingsdale Shareholder Services Inc., at the telephone number listed on the back page of this Directors’ Circular.
REASONS FOR ACCEPTING THE MILLENNIUM OFFER
      The following is a summary of the principal reasons for the recommendation of the Board that Shareholders ACCEPT the Millennium Offer and TENDER their Shares to the Millennium Offer, and that they REJECT the Genzyme Offer and NOT TENDER their Shares to the Genzyme Offer.

1.	Improved Value Represented by the Millennium Offer
      The Millennium Offer represents a 40% premium over the inadequate, unsolicited Genzyme Offer. The Offer also represents a 21% premium over the last closing price of AnorMED Shares on the NASDAQ Global Market prior to the announcement on September 26, 2006 of the Millennium Offer.

2.	Best Alternative Currently Available
      Since the commencement of the inadequate, unsolicited Genzyme Offer on September 1, 2006, the Strategic Initiatives Committee and the Board, with the assistance of the Company’s financial advisors, have been pursuing strategic alternatives in an attempt to secure a better proposal than the Genzyme Offer. The Strategic Initiatives Committee and the Board considered the outcome of this process and the likelihood of offers being made by potential bidders other than Millennium that would exceed the value of the Millennium Offer and concluded that the Millennium Offer represents the best alternative currently available to AnorMED and AnorMED Shareholders.

3.	Fairness Opinion
      In connection with the Millennium Offer, the Strategic Initiatives Committee and the Board received the opinion of Goldman Sachs, dated September 26, 2006, the full text of which is attached as Schedule B to the Directors’ Circular, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by Shareholders in the Millennium Offer pursuant to the Support Agreement was fair, from a financial point of view, to such Shareholders.
      You should read the opinion of Goldman Sachs carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken. The opinion was provided to the Strategic Initiatives Committee and the Board in connection with their respective considerations of the Millennium Offer. The opinion does not address any other aspect of the Support Agreement and does not constitute a recommendation as to whether or not any Shareholder should tender their Shares in connection with the Millennium Offer.

4.	Ability to Respond to Superior Proposals
      Under the Support Agreement, the Board of Directors remains able to participate in any discussions or negotiations in respect of any unsolicited proposal that it determines could reasonably be expected to lead to a Superior Proposal. In addition, the Board of Directors may support a Superior Proposal provided it has provided Millennium a right to match such Superior Proposal and has paid a non-completion fee. See “Agreements Relating to the Millennium Offer — Support Agreement” for the definition of “Superior Proposal”, and for a summary of the material terms and conditions of the Support Agreement.
      The foregoing summary of the information and factors considered by the Board is not intended to be exhaustive of the information and factors considered by the Board in reaching its conclusion and making its recommendation, but includes the material information, factors and analysis considered by the Board in reaching its conclusion and recommendation. The directors of AnorMED evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of AnorMED, and based upon the advice of the Company’s financial and legal advisors and the recommendation of the Strategic Initiatives Committee. In view of the numerous factors considered in connection with its evaluation of the Millennium Offer and the Genzyme Offer, the Board did not find it practical to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Board may have given different weight to different factors. The conclusion and recommendation of the Board was made after considering all of the information and factors involved.
INTENTION TO ACCEPT THE MILLENNIUM OFFER
      The directors, executive officers and senior officers of AnorMED and, to their knowledge after reasonable enquiry, each of their respective associates, affiliates, and any person or company acting jointly or in concert with AnorMED have indicated their intention to tender their Shares to the Millennium Offer. The principal holders of AnorMED Shares, being various funds advised by Baker Bros. Advisors, LLC, have also indicated their intention to tender their Shares to the Millennium Offer. In this regard, the Chairman and Interim Chief Executive Officer of AnorMED and such funds advised by Baker Bros. Advisors, LLC, holding in the aggregate approximately 21.5% of the outstanding AnorMED Shares, on a fully-diluted basis, have agreed to ACCEPT the Millennium Offer and TENDER their respective AnorMED Shares to the Millennium Offer pursuant to the Shareholder Support Agreements. See “Agreements Relating to the Millennium Offer — Shareholder Support Agreements”.

BACKGROUND TO THE MILLENNIUM OFFER
      Beginning in February 2005, we engaged in introductory discussions with Millennium to explore the feasibility of licensing or collaboration agreements to co-commercialize AnorMED’s MOZOBIL product candidate. On February 25, 2005, Mr. Paul Brennan, the Vice President, Business Development of AnorMED, and Ms. Anna Protopapas, Senior Vice President of Millennium, met in Boston to discuss possibilities for collaboration.
      On August 8, 2005, Dr. Deborah Dunsire, President and the Chief Executive Officer of Millennium, sent a letter to Dr. Michael Abrams, our then President and Chief Executive Officer, outlining several different scenarios for collaboration and inviting him to discuss these scenarios further.
      On August 29, 2005, we entered into a confidentiality agreement with Millennium. Following the execution of the confidentiality agreement, we provided to Millennium, over the course of the months of September to November 2005, confidential information in respect of MOZOBIL and CXCR4 inhibitors. In addition, over this period members of AnorMED’s and Millennium’s senior management met to discuss and explore potential collaboration scenarios for the co-commercialization of MOZOBIL and/or chemokines in the United States. On December 11, 2005, Dr. Abrams met with Dr. Dunsire to inform her that at that time, AnorMED did not wish to pursue a collaboration with Millennium.
      On January 26, 2006, we announced that we had received a requisition from our principal shareholders, represented by Baker Bros. Advisors, LLC (“Baker Brothers”), to convene a special meeting of Shareholders for the purpose of replacing the existing Board of Directors with nominees designated by Baker Brothers.
      Beginning in January 2006, Dr. Dunsire met and had several telephone conversations with Dr. Felix Baker, a director of AnorMED.
      On February 28, 2006, Millennium requested a meeting with Dr. Abrams and Mr. David Scott, then Chairman of the Board, in order to present ideas regarding a MOZOBIL collaboration.
      On March 7, 2006, Dr. Dunsire and Ms. Protopapas provided a presentation to Dr. Abrams, Mr. Scott, Mr. Brennan, Mr. Bill Adams, AnorMED’s Chief Financial Officer, and Mr. Colin Mallet, then a director of AnorMED, in Vancouver on two Millennium proposals: a global licensing proposal and a proposal to acquire all of the outstanding shares of AnorMED, subject to completion of due diligence and negotiation of a definitive agreement. At the end of the meeting, Dr. Dunsire presented Mr. Scott with a letter outlining the two proposals.
      On March 21 and 22, 2006, various representatives of Millennium visited the AnorMED facilities in Langley, British Columbia in order to perform due diligence on MOZOBIL.
      On March 29, 2006, Millennium declined a request from Mr. Brennan to sign a stand still agreement, and no further confidential information was provided to Millennium.
      On April 5, 2006, Dr. Dunsire sent us a letter containing Millennium’s revised proposal to acquire all of the outstanding shares of AnorMED, which proposal would remain open until 5:00 p.m. (EST), Monday, April 10, 2006.
      On April 10, 2006, Mr. Brennan communicated to Ms. Protopapas indicating that the Board of Directors was unable to consider Millennium’s proposal within the timeline set by Millennium.
      On April 11, 2006, the Board of Directors met to discuss the Millennium proposal and appropriate responses.
      On April 18, 2006, Dr. Dunsire sent a follow-up letter reiterating the proposal contained in her letter of April 5, 2006 and requesting to meet with our Chairman and Chief Executive Officer within five days following the special meeting of Shareholders to be held on April 21, 2006.
      On April 21, 2006, our Shareholders voted overwhelmingly to elect a new Board of Directors for AnorMED.

      After the special meeting, Dr. Dunsire spoke with Dr. Baker by telephone and reiterated Millennium’s interest in AnorMED.
      Subsequent to the Shareholders’ meeting, Mr. Kenneth Galbraith, the newly elected Chairman of AnorMED’s Board of Directors spoke by telephone with Dr. Dunsire and indicated that AnorMED’s newly elected Board of Directors would be meeting in the following weeks to formulate AnorMED’s strategy with respect to the commercialisation of MOZOBIL and other opportunities.
      In late May 2006, Mr. Galbraith indicated to Dr. Dunsire by telephone that AnorMED was inclined to develop MOZOBIL with its own resources and to reserve any discussions on partnering or commercial strategy until the Phase III trials of MOZOBIL had been completed. On June 13, 2006, we announced our new strategy with respect to the funding of the development cost and pre-commercial activities relating to MOZOBIL and other pipeline products.
      On August 8, 2006, Dr. Baker spoke by telephone with Mr. Peter Wirth, Executive Vice President of Genzyme who informed Dr. Baker that Genzyme was interested in acquiring AnorMED at a price of US$8.55 per AnorMED Share. The proposal was received by Dr. Baker and Mr. Galbraith via electronic mail on August 8, 2006 and was received by Mr. R. Hector Mackay-Dunn, Q.C., of Farris, Vaughan, Wills & Murphy LLP, AnorMED’s corporate counsel and Canadian legal advisor, by facsimile on the same day. Mr. Wirth indicated that should AnorMED fail to agree to such proposal and enter into exclusive negotiations, Genzyme was prepared to make an offer directly to Shareholders by way of tender offer.
      On August 13, 2006, the Board of Directors of AnorMED authorised Mr. Galbraith to finalise and execute an engagement letter with Goldman Sachs to act as financial advisors to review and evaluate alternatives in the context of the Company’s strategic direction and its business plan.
      On August 28, 2006, the Board of Directors determined that Genzyme’s proposal did not reflect the fundamental value of AnorMED and that it would not proceed with the Genzyme proposal on the terms proposed. The Board of Directors authorized Mr. Galbraith to inform Mr. Wirth that the Board of Directors would be willing to consider a sale of AnorMED to a strategic buyer that recognized the fundamental value of AnorMED, but that the US$8.55 per Share proposal did not adequately reflect AnorMED’s value to a strategic buyer.
      At its August 28, 2006 meeting, the Board of Directors formed a Strategic Initiatives Committee, consisting of Dr. Joseph P. Dougherty, Mr. Galbraith, Dr. Baker and Dr. William L. Hunter. The Strategic Initiatives Committee’s mandate consists primarily of reviewing, considering and evaluating the terms of any potential transaction in the context of the current strategic direction of AnorMED and its existing business plan and ensuring that any transaction is adequate and fair to the Shareholders of AnorMED.
      On the evening of August 29, 2006, Genzyme informed Mr. Galbraith and Dr. Baker that Genzyme had determined to launch an unsolicited offer to acquire all of the issued and outstanding Shares of AnorMED.
      At approximately 2:30 a.m. (Vancouver time) on August 30, 2006, we announced that the Board of Directors had rejected the Genzyme proposal, that the Board of Directors had formed the Strategic Initiatives Committee, and that the Strategic Initiatives Committee had recommended to the Board of Directors the adoption of the Rights Plan. At 4:30 a.m. (Vancouver time), the Board of Directors met and adopted the Rights Plan.
      Later on August 30, 2006, Genzyme publicly announced its intention to make the Genzyme Offer. After this announcement on August 30, 2006, Dr. Dunsire contacted Mr. Galbraith and Dr. Baker and Ms. Protopapas contacted Mr. Brennan to reopen discussions regarding a potential acquisition of AnorMED by Millennium. During the same period, J.P. Morgan Securities Inc. (“JP Morgan”), financial advisor to Millennium, contacted Goldman Sachs to discuss a potential transaction between AnorMED and Millennium.
      On August 31, 2006 and September 1, 2006, the Strategic Initiatives Committee met with its legal advisors and AnorMED’s financial and legal advisors and received updates about third parties that might be interested in pursuing strategic alternatives with AnorMED and the provision of due diligence information to such third parties under confidentiality agreements.

      On September 1, 2006, the Genzyme Offer was formally commenced in Canada and the United States by a wholly owned subsidiary of Genzyme.
      On September 4, 2006, the Strategic Initiatives Committee met and resolved to recommend to the Board of Directors that the Board of Directors recommend to Shareholders that they reject the Genzyme Offer and not tender their Shares to the Genzyme Offer.
      On September 4, 2006, immediately following the Strategic Initiatives Committee meeting, the Board of Directors reviewed the Genzyme Offer and resolved to recommend that Shareholders reject the Genzyme Offer and not tender their Shares to the Genzyme Offer. The Board of Directors also resolved, in connection with the Rights Plan, to defer indefinitely the occurrence of the separation time when the rights become exercisable in connection with the Genzyme Offer.
      On September 5, 2006, we filed with the SEC and the securities regulatory authorities in Canada our Director’s Circular recommending that Shareholders reject the Genzyme Offer.
      From September 5, 2006 to September 24, 2006, Goldman Sachs continued to contact or was contacted by parties regarding their interest in entering into a strategic transaction with AnorMED, including a possible acquisition transaction. During this time, Goldman Sachs had discussions with numerous parties, and AnorMED entered into confidentiality agreements with multiple parties who were then provided access to AnorMED’s data room and management.
      On September 5, 2006, we entered into a revised confidentiality agreement with Millennium that included a standstill requirement expiring on September 25, 2006. On September 5 and 6, 2006, various representatives of Millennium attended at our offices in Langley, British Columbia in order to perform due diligence.
      On September 5, 2006, Mr. Galbraith spoke with Mr. Wirth by telephone to acknowledge receipt of the Genzyme Offer and ensure that Mr. Wirth was aware of the filing of our Directors’ Circular.
      On September 19, 2006, AnorMED held its 2006 annual and special meeting of Shareholders in Vancouver, British Columbia. At the meeting, Mr. Galbraith gave a presentation that included a discussion of AnorMED’s strategic plan and its current process to solicit proposals from third parties that might be interested in pursuing strategic alternatives with AnorMED.
      On September 21, 2006, JP Morgan communicated to Goldman Sachs that Millennium was interested in making an all-cash offer for AnorMED.
      On September 21, 2006, Mr. MacKay-Dunn, Q.C., received a letter from the Canadian counsel to Genzyme requesting access to AnorMED’s data room under an appropriate confidentiality agreement.
      On the morning of September 22, 2006, Mr. Galbraith spoke by telephone with Mr. Wirth to clarify the request for access to the data room and to provide an opportunity for Mr. Wirth to produce any further information for the Strategic Initiatives Committee to consider in determining whether to consider in good faith Genzyme’s request. Mr. Galbraith discussed the Company’s concern with respect to a potential breach by Genzyme of the terms and conditions of the existing confidentiality agreement between the parties. Mr. Galbraith also stated that the Company was focusing its efforts on pursuing strategic alternatives that potentially offered greater value for Shareholders than the Genzyme Offer of US$8.55 per Share in cash. Mr. Wirth stated that their view remained that US$8.55 per Share in cash was their assessment of a fair price for the Company’s Shares.
      Later on September 22, 2006, the Strategic Initiatives Committee convened with its and AnorMED’s financial and legal advisors to discuss the request by Genzyme. After receiving advice from its financial and legal advisors and considering several key factors, the Strategic Initiatives Committee determined that granting such a request at the current time would not be consistent with the objective of pursuing strategic alternatives that offered greater value for Shareholders than the Genzyme Offer of US$8.55 per Share.
      Also on September 22, 2006, the Strategic Initiatives Committee convened with its legal advisors and AnorMED’s financial and legal advisors to discuss the possibility of entering into a supported transaction with

Millennium. The Strategic Initiatives Committee discussed, and received advice from its financial and legal advisors on, the key factors to be considered in evaluating a proposal from Millennium, including pricing and appropriate deal protection terms. The Strategic Initiatives Committee authorized Goldman Sachs to contact Millennium in respect of the Strategic Initiatives Committee’s position regarding certain terms and issues relating to the Millennium proposal, including a counter-proposal in respect of the price proposed by Millennium. Following this meeting, Goldman Sachs communicated to Millennium the general terms upon which the Strategic Initiatives Committee would be willing to negotiate a supported transaction for the acquisition of AnorMED. On the evening of September 22, 2006, Millennium tabled a proposed form of support agreement in respect of an offer to acquire all of the outstanding Shares of AnorMED.
      Throughout the day on September 23, 2006, the Strategic Initiatives Committee and its and AnorMED’s financial and legal advisors reviewed and discussed the terms of Millennium’s proposed support agreement (the “Support Agreement”).
      On the evening of September 24, 2006, the Strategic Initiatives Committee met to review the Millennium proposal and to receive a presentation by Goldman Sachs of its analysis regarding the transaction proposed by Millennium, the process undertaken to contact and assess the interests of other potential bidders, and the methodology, analysis and conclusions in respect of its fairness assessment of the Millennium Offer. Goldman Sachs indicated that it was prepared to provide its opinion to the Board that the Millennium Offer was fair, from a financial point of view, to AnorMED Shareholders. Following its deliberations, the Strategic Initiatives Committee resolved to recommend to the full Board that it approve the Millennium Offer and the execution of the Support Agreement.
      On September 25, 2006, the Strategic Initiatives Committee and management of Millennium negotiated the price for the Millennium Offer and the terms of the Support Agreement.
      Later on September 25, 2006, AnorMED’s Board met to consider the Millennium proposal and the terms and conditions of the Support Agreement. The Board received a briefing from AnorMED’s legal counsel and the members of the Strategic Initiatives Committee on the terms and conditions of the Support Agreement. Goldman Sachs presented its fairness analysis to the full Board and delivered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the consideration to be received by Shareholders in the Millennium Offer pursuant to the Millennium Offer, was fair, from a financial point of view, to such Shareholders. Following further discussion and deliberation, the Board unanimously determined that the Millennium Offer is in the best interests of AnorMED and that it is fair from a financial point of view to Shareholders, authorized the execution and delivery of the Support Agreement and resolved to recommend that the Shareholders accept the Millennium Offer. The Board also resolved to waive the application of the Rights Plan in connection with the Millennium Offer. In determining whether to approve the Millennium Offer, the Board considered, among other things, the advice received from legal counsel to AnorMED, legal counsel to the Strategic Initiatives Committee, AnorMED’s financial advisors and the other factors set forth herein and the reasons for recommending the transaction as set forth under “Reasons for Recommending the Transaction.”
      On the morning of September 26, 2006, trading of AnorMED’s Shares was halted until the dissemination of news releases by AnorMED and Millennium announcing the proposed Millennium Offer and execution of the Support Agreement. Also on September 26, 2006, AnorMED’s Chairman and various funds advised by Baker Brothers, collectively representing approximately 21.5% of the outstanding Shares on a fully diluted basis, entered into Shareholder Support Agreements with Millennium and pursuant to which they agreed to tender their Shares to the Millennium Offer, subject to, among other things, their ability to withdraw their Shares in the event of a Superior Proposal, unless such proposal is matched by Millennium (see “Agreements Relating to the Millennium Offer — AnorMED Support Agreement — Certain Definitions).
      On September 28, 2006, Mr. Wirth contacted Mr. Galbraith by telephone inquiring as to the status of a formal response to their request for entering into a confidentiality agreement in order to permit Genzyme access to the Company’s data room and management. Mr. Galbraith replied that a written response to their request would be provided promptly to Genzyme’s Canadian counsel. Later that day, Mr. MacKay-Dunn provided a letter to Genzyme’s Canadian counsel indicating that their request to access the data room and management was denied by the Strategic Initiatives Committee due to the provisions of the Support Agreement with Millennium.
      On September 29, 2006, Genzyme provided the Company with a new proposal to increase its unsolicited tender offer price from US$8.55 per Share in cash to a price in excess of US$12.00 per Share in cash. Genzyme’s proposal and determination of a final price are subject to satisfactory completion of a due diligence review of AnorMED’s material non-public information. Genzyme proposed that any revised offer it would make will meet the requirements of a competing Superior Proposal as specified in the Support Agreement entered into between AnorMED and Millennium.
      Later on September 29, 2006, the Strategic Initiatives Committee met to consider the Genzyme proposal and consult with its financial and legal advisors. After considering the matter, the Strategic Initiatives Committee determined that the new proposal from Genzyme could reasonably be expected to lead to a Superior Proposal and that they would recommend that the Board of Directors make such a determination.
      On September 30, 2006, the Board of Directors met and considered the Genzyme proposal based on information available, the recommendation of this Strategic Initiatives Committee, consultation with its financial and legal advisors, all in the context of AnorMED’s legal obligations under the Support Agreement with Millennium. The Board of Directors did not determine that Genzyme’s proposal is a Superior Proposal as defined in the Support Agreement with Millennium. Accordingly, the Board of Directors continues to recommend that Shareholders accept the Millenium Offer. However, the Board of Directors did determine that the Genzyme proposal could reasonably be expected to lead to a Superior Proposal. This determination, of which Millennium was promptly notified, allowed AnorMED to respond to Genzyme’s request to be provided access to AnorMED’s data room and management pursuant to a confidentiality agreement.
      Following the Board’s determination on September 30, 2006 relating to Genzyme’s new proposal, and subsequent discussions among AnorMED’s legal and financial advisors and representatives of Genzyme, on October 4, 2006, AnorMED and Genzyme executed a confidentiality agreement which provides Genzyme access to AnorMED’s data room and management. In exchange for being provided access to the Company’s data room and management, Genzyme has agreed to, with certain conditions, not commence a new tender offer, or amend or extend the Genzyme Offer except for the following two exceptions: (i) a tender offer to acquire all of the Shares where the price per Share in cash is greater than US$12.00; or (ii) an extension of the Genzyme Offer on its current terms other than the expiration date being amended to until on or before 12:01 a.m. (Vancouver time) on October 23, 2006. Genzyme has also agreed not to make any public comment, announcement or disclosure disparaging AnorMED; its business, assets, and employees; or any information, provided to Genzyme pursuant to the confidentiality agreement. Notwithstanding the Board’s determination and the terms of the confidentiality agreement with Genzyme, there can be no assurance that Genzyme will proceed with its proposal to increase its tender offer price or that the Genzyme proposal will lead to a definitive agreement with respect to the making of a Superior Proposal by Genzyme to Shareholders or at all.
AGREEMENTS RELATING TO THE MILLENNIUM OFFER
      Except as described below, no arrangement, agreement, commitment or understanding has been made, or is proposed to be made, between the Offeror and any of the directors or senior officers of AnorMED relating to any matter, including arrangements or agreements with respect to compensation for loss of office or as to their remaining in or retiring from office if the Millennium Offer is successful. None of the directors or senior officers of AnorMED is a director or senior officer of the Offeror or any of their respective subsidiaries.
AnorMED Support Agreement
      On September 26, 2006, AnorMED and Millennium entered into the Support Agreement, pursuant to which Millennium has agreed to make the Millennium Offer through Sidney, and AnorMED has agreed to support the Millennium Offer, subject to the conditions set forth therein. The following is a summary of the principal terms of the Support Agreement. This summary is qualified in its entirety by reference to the full text of the Support Agreement filed by Millennium and AnorMED with the SEC and available at www.sec.gov, and filed by AnorMED with applicable securities regulatory authorities in Canada and available at www.sedar.com.

Certain Definitions
      As used under this heading and elsewhere in this Directors’ Circular, the following terms and expressions have the respective meanings given to them hereinafter.
      “Alternative Transaction” means (other than by the Offeror or its affiliates and except for the transactions contemplated by the Support Agreement): (i) any merger, formal take-over bid or tender offer made by way of take-over bid circular, amalgamation, plan of arrangement, business combination, reorganization, recapitalization, consolidation, issuer bid, liquidation or winding-up in respect of AnorMED or any of its subsidiaries; (ii) any sale of assets of AnorMED or any of its subsidiaries having an aggregate value equal to 20% or more of the fair market value of AnorMED’s and its subsidiaries’ assets on a consolidated basis, or any license, strategic alliance, lease, supply agreement or other arrangement having a similar economic effect; (iii) any transaction to which AnorMED is a party which would result in any person owning or controlling or having the right to acquire 20% or more of the Shares; (iv) any transaction similar to the foregoing clauses (ii) or (iii) of or involving AnorMED or any of its subsidiaries; or (v) any written proposal or offer to do, or public announcement of an intention to do, any of the foregoing with or from any person.
      “Material Adverse Change” means any change, effect, event or occurrence in or on the business, operations, results of operations, assets, liabilities, obligations (whether absolute, accrued, conditional, contingent or otherwise), or condition (financial or otherwise) of AnorMED (on a consolidated basis) which is, or could likely be expected to be, material and adverse to AnorMED (on a consolidated basis) other than a change, effect, event or occurrence relating to:

(i)	the Canadian, United States or international political, economic or financial conditions in general;

(ii)	the state of Canadian, United States or international securities or currency exchange markets in general;

(iii)	the industry in which AnorMED and its subsidiaries operate;

(iv)	changes in laws or interpretations thereof by any governmental authority;

(v)	changes in accounting requirements not specifically directed at AnorMED;

(vi)	the announcement of the transactions contemplated by the Support Agreement or other communication by Millennium or Sidney of its plans or intentions with respect to any of the businesses of AnorMED or any of its subsidiaries;

(vii)	the consummation of the transactions contemplated by the Support Agreement or any actions taken pursuant to the Support Agreement;

(viii)	any delay or disruption to the ordinary course of the AnorMED’s business occasioned by the announcement or implementation of the transactions contemplated by the Support Agreement;

(ix)	any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

(x)	any change in the market price or trading volume of the Shares;

(xi)	any matter, either alone or in combination with other matters, that has been disclosed in the AnorMED’s filings under securities laws since March 31, 2001;

(xii)	any suspension, rejection, refusal of or request to refile any regulatory application or filing, other than with respect to AnorMED’s MOZOBIL product candidate,

(xiii)	any other negative actions, requests, recommendations or decisions of the United States Food and Drug Administration (the “FDA”), Health Canada or similar governmental authority, other than with respect to AnorMED’s MOZOBIL product candidate, which would materially and adversely cause a delay in the development of such product candidate;

(xiv)	any change, effect, event or occurrence relating to AnorMED’s clinical trials or studies, other than a halt, hold, cessation or termination (prior to completion) of either of AnorMED’s two Phase III clinical trials concerning AnorMED’s MOZOBIL product candidate;

(xv)	any change, effect, event or occurrence relating to the products, product candidates, clinical trials or studies of any other person; or

(xvi)	safety findings with respect to a therapeutic agent other than safety reports or findings associating a fatal or severe serious adverse event with MOZOBIL, not previously detected or a significant increase in the rate of any previously seen fatal or serious severe adverse event with MOZOBIL and which, in either case, would have a materially negative impact on the label for MOZOBIL once approved.

      For greater certainty, Material Adverse Change shall be deemed to include without limitation (a) a halt, hold, cessation or termination (prior to completion) of either of AnorMED’s two Phase III clinical trials concerning AnorMED’s MOZOBIL product candidate, or (b) the suspension, rejection, refusal or request to refile of any regulatory application or filing with the FDA, Health Canada, any similar federal, state, provincial or other regulatory authority in any country with respect to AnorMED’s MOZOBIL product candidate.
      “Superior Proposal” means any bona fide written proposal for an Alternative Transaction (i) which, in the opinion of the Board of Directors, acting in good faith and after receiving the advice of its financial advisors and outside legal advisors, is reasonably capable of constituting a commercially feasible transaction taking into account all legal, financial, regulatory and other aspects of such proposal and the party making the proposal, for which adequate financial arrangements have been made to ensure that the required funds or other consideration will be available to effect payment in full for the Shares or otherwise complete such transaction and which could be carried out within a time frame that is reasonable in the circumstances, and which if consummated, would result in the Shareholders receiving a greater cash consideration per Share than contemplated by the Millennium Offer or, in the case of an Alternative Transaction including consideration other than cash, which is otherwise more favourable to Shareholders from a financial point of view than the Millennium Offer, and (ii) which did not result from a breach of the non-solicitation provisions of the Support Agreement.

The Offer
      The Offeror has agreed to make the Millennium Offer on the terms and conditions set forth in the Support Agreement and, provided all of the conditions of the Millennium Offer have been satisfied or waived, to take up and pay for all Shares validly tendered (and not withdrawn) under the Millennium Offer within the time periods required by applicable laws and in any event not later than three business days following the time at which it becomes entitled to take up such Shares under the Millennium Offer.

Conditions of the Offer
      The Offeror will have the right to withdraw the Millennium Offer and not take up and pay for, or extend the period of time during which the Millennium Offer is open and postpone taking up and paying for, the Shares deposited under the Millennium Offer unless all of the following conditions are satisfied or the Offeror has waived them at or prior to the Expiry Time:

(a)	there shall have been validly deposited under the Millennium Offer and not withdrawn as at the Expiry Time of the Millennium Offer, such number of Shares which, together with any Shares directly or indirectly owned by the Offeror or its affiliates, represents at least 66 2/3% of the issued and outstanding Shares calculated on a diluted basis (the “Minimum Condition”);

(b)	all requisite governmental or regulatory consents, approvals or decisions (including, without limitation, those of any securities authorities) that are necessary in connection with the Millennium Offer shall have been obtained on terms satisfactory to the Offeror, acting reasonably, and all waiting periods imposed by applicable laws shall have expired or been terminated;

(c)	no act, action, suit, demand or proceeding shall have been threatened in writing or taken before or by any Canadian or foreign governmental authority or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere whether or not having the force of law; and no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

(i)	to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of any of the Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares; or

(ii)	which, if the Millennium Offer was consummated, would reasonably be expected to lead to a Material Adverse Change or which would materially and adversely affect the ability of the Offeror to effect a subsequent acquisition transaction;

(d)	there shall not exist any prohibition at law against the Offeror making the Millennium Offer or taking up and paying for any Shares deposited under the Offeror;

(e)	AnorMED shall not have breached or failed to perform a material obligation or covenant set forth in the Support Agreement that would result in or cause a material adverse effect;

(f)	each of the representations and warranties of AnorMED set out in the Support Agreement shall be true and correct at and as of the Expiry Time, as if made at and as of such time (except for those expressly stated to be at or as of an earlier time) in all respects except, if qualified by reference to a Material Adverse Change, to the extent of such qualification, and, except for all untrue or incorrect representations and warranties not qualified by reference to a Material Adverse Change, which individually or in the aggregate (and disregarding for this purpose any other qualifications based on materiality contained within such representations and warranties) would not result in or cause a material adverse effect;

(g)	the Offeror shall have received, immediately prior to the Expiry Time, a certificate of AnorMED, signed by two senior officers satisfactory to the Offeror, acting reasonably, certifying the matters set out in paragraphs (e) and (f), after due inquiry;

(h)	the Shareholder Support Agreements shall not have been terminated;

(i)	there shall not have occurred any Material Adverse Change since the date of the Support Agreement;

(j)	AnorMED shall have: (i) deferred the separation of the rights under the Rights Plan; and (ii) waived or suspended the operation of or otherwise rendered the Rights Plan inoperative in respect of the Millennium Offer;

(k)	the Company shall not have: (i) deferred the separation of the rights under the Rights Plan for any person other than the Offeror or Genzyme Corporation and its affiliates, or (ii) waived or suspended the operation of or otherwise rendered the Rights Plan inoperative in respect of an alternative transaction other than the take-over bid for AnorMED commenced by Genzyme or its affiliate on September 1, 2006;

(l)	the Board of Directors shall not have withdrawn any recommendation made by it that Shareholders accept the Millennium Offer or issued a recommendation or communication that has substantially the same effect as such withdrawal;

(m)	the Support Agreement shall not have been terminated, and no event shall have occurred that, with notice of lapse of time or both, gives the Offeror the right to terminate the Support Agreement; and

(n)	all of the necessary waivers, consents and approvals from other parties to the Material Contracts (as defined in the Support Agreement) shall have been obtained, on terms satisfactory to the Offeror.
      The foregoing conditions shall be for the exclusive benefit of the Offeror, and may be asserted by the Offeror, in its sole discretion, at any time.
      Except for the condition in paragraph (a) above (which may be varied or waived only with the prior written consent of AnorMED), the Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the relevant Expiry Time, without prejudice to any other rights which the Offeror may have.
      The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

AnorMED Approval of the Offer
      AnorMED has represented to the Offeror that its Board of Directors, after consulting with its outside financial and legal advisors, has unanimously (i) determined that the Millennium Offer is fair from a financial point of view to all Shareholders and is in the best interests of AnorMED, (ii) approved the Support Agreement, and resolved to recommend that Shareholders accept the Millennium Offer. In addition, AnorMED has represented to the Offeror that it has been advised and reasonably believes that all of AnorMED’s directors and senior executives intend to tender all of their Shares, including any Shares issued to them upon the exercise of options held by them, into the Millennium Offer.

Modification or Waiver of Terms of Offer
      The Support Agreement provides that the Offeror may, in its sole discretion, modify or waive any term or condition of the Millennium Offer; provided, however, that the Offeror may not, without the prior written consent of AnorMED: (i) vary or waive the Minimum Condition; (ii) decrease the consideration per Shares; (iii) change the form of consideration payable under the Millennium Offer (other than to add additional consideration, whether in cash or securities of the Millennium or otherwise); (iv) decrease the number of Shares in respect of which the Millennium Offer is made; (v) impose additional conditions to the Millennium Offer or (vi) otherwise vary the Millennium Offer (or any terms or conditions thereof) in a manner which is adverse to the Shareholders.

Outstanding Options
      AnorMED has agreed that, subject to the receipt of any necessary approvals of securities authorities, it shall amend its stock option plans or related option agreements as may be necessary, and take all other steps as may be necessary or desirable, to cause the exercise, cash-out and termination as of the Expiry Time of all “in-the-money” options outstanding, and will use its reasonable efforts to cause the cancellation, without payment of any consideration therefor, of all “out-of-the-money” options outstanding. Subject to the receipt of any necessary approvals of securities authorities, AnorMED may permit holders of options to receive, in respect of each option they hold, a cash payment equal to the positive difference between the purchase price for Shares under the Millennium Offer less the exercise price of such option, less applicable withholding or other taxes, on cancellation of such options in lieu of exercising and will use its commercially reasonable efforts to procure from each option holder an option termination agreement in a form and substance satisfactory to the Offeror.

Performance of Offeror
      Under the Support Agreement, Millennium has unconditionally and irrevocably guaranteed, and covenanted to be jointly and severally liable with Sidney for, the due and punctual performance of each and every obligation of Sidney arising under the Support Agreement.

Representations and Warranties of AnorMED
      AnorMED has made customary representations and warranties in the Support Agreement, including those in respect of the following matters, among others: (i) organization and qualification to carry on business; (ii) subsidiaries; (iii) authority relative to the Support Agreement and enforceability of the Support Agreement; (iv) compliance with constating documents, contracts and laws and required consents; (v) capitalization; (vi) reports filed with securities regulatory authorities; (vii) financial statements; (viii) absence of undisclosed liabilities; (ix) books and records and internal controls; (x) no Material Adverse Change; (xi) fees to brokers; (xii) conduct of business and absence of certain changes and events; (xiii) validity and enforceability of material contracts; (xiv) litigation; (xv) obligations payable to directors and officers; (xvi) absence of guarantees; (xvii) reporting issuer status; (xviii) compliance with laws; (xix) employment matters; (xx) tax matters; (xxi) non-arm’s length transactions; (xxii) regulatory matters; (xxiii) intellectual property matters; (xxiv) real property; (xxv) insurance matters; (xxvi) shareholder and similar agreements; (xxvii) environmental matters; and (xxviii) data room information.

Representations and Warranties of Millennium
      The Offeror has made customary representations and warranties in the Support Agreement, including those in respect of the following matters, among others: (i) organization and qualification to carry on business; (ii) authority relative to the Support Agreement and enforceability of the Support Agreement; (iii) compliance with organizational documents, contracts and laws and required consents; and (iv) availability of required funds to effect payment in full for the Shares to be acquired pursuant to the Millennium Offer.
      These representations and warranties, as well as those of AnorMED listed above, will expire upon the completion or expiration of the Millennium Offer or the termination of the Support Agreement.

Conduct of Business by AnorMED
      AnorMED (which for the purposes of this section includes each of its subsidiaries) has agreed that, during the period from the date of the Support Agreement until the Support Agreement is terminated by its terms, unless the Offeror otherwise agrees in writing, and except as otherwise expressly permitted or specifically contemplated by the Support Agreement: (a) AnorMED will conduct business in the ordinary course and consistent with past practice and in compliance with applicable laws; (b) AnorMED will not do or permit to occur actions relating to: (i) the amendment of AnorMED’s governing documents; (ii) the declaration, payment or setting aside of any dividend or other distribution of any kind in respect of AnorMED securities; (iii) the issuance, sale or pledge of AnorMED securities other than Shares issuable upon the exercise of options outstanding on the date of the Support Agreement; (iv) the redemption or acquisition of AnorMED securities; (v) the split, combination or reclassification of the Shares; (vi) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of AnorMED; (vii) the reduction of AnorMED’s stated capital; (viii) the reorganization, amalgamation or merger of AnorMED with another person; (ix) the sale, pledge, lease, disposition or encumbrance of assets (subject to certain limitations); (x) the acquisition, or investment in, to another person or division thereof other than certain purchases and investments in the ordinary course of business; (xi) the incurrence of debt or liabilities or the making of loans or advances except in the ordinary course of business (subject to certain limitations); (xii) the incurrence of capital expenses except in the ordinary course of business (subject to certain limitations); (xiii) the discharge of material claims, liabilities or obligations except those reflected in AnorMED’s financial statement or incurred since March 31, 2006 in the ordinary course of business; (xiv) the relinquishment of rights of a material value or material change to Material Contracts or material permits; (xv) the entering into of certain contracts; (xvi) the commencement or settlement of certain litigation or claims; and (xvii) the authorization or proposal of any of the foregoing.
      In addition, AnorMED has agreed: (i) to use reasonable efforts to maintain its insurance policies, and not to increase any coverage or premiums under any directors’ and officers’ insurance policy or implement or enter into any new policy except as contemplated under the Support Agreement; (ii) not to take any action or omit to take any action that would or reasonably may be expected to render any of its representations and warranties under the Support Agreement misleading or untrue in any material respect or that would or would reasonably be expected to cause any condition of the Millennium Offer not to be satisfied; (iii) subject to certain exceptions, not to create any new obligations to, or modify certain arrangements with its officers, directors, employees or consultants; (iv) to file all material documents required to be filed pursuant to applicable laws; (v) not to adopt or make certain changes to compensation plans; and (vi) to comply with certain obligations relating to tax matters.
      AnorMED has also agreed to promptly provide the Offeror with written notice of (i) the occurrence of or impending or anticipated occurrence of a Material Adverse Change; (ii) any facts or circumstances that would cause AnorMED’s representations and warranties set forth in the Support Agreement to be misleading or untrue in any material respect or that would lead to the breach in any respect of any of AnorMED’s material covenants or obligations set forth in the Support Agreement; or (iii) any governmental or third party complaints, investigations or hearings that could be material and adverse for the business, operation or financial condition of AnorMED or communications indicating that the same may be threatened or contemplated.

Covenants of the Offeror
      The Offeror has agreed, among other things, (i) not to take any action, or fail to take any action, within its control that would result in any of its representations and warranties under the Support Agreement being untrue in any material respect while the Millennium Offer is outstanding, (ii) after the take up by the Offeror of Shares pursuant to the Millennium Offer (the “Effective Time”), to use commercially reasonable efforts to maintain AnorMED’s directors’ and officers’ insurance or a policy reasonably equivalent for the period from the Expiry Time until six years after the Expiry Time or, alternatively, Millennium can cause AnorMED, or AnorMED may, purchase run-off insurance under its current policy provided the aggregate cost of such run-off policy is not greater than 300% of the annual premium under AnorMED’s current insurance policy, (iii) from the Effective Time, to, or cause AnorMED (or its successor) to, indemnify current and former directors and officers of AnorMED to the fullest extent allowed under its Charter, by-laws, existing contracts of indemnity and applicable law, and (iv) after the Effective Time, to cause AnorMED (or any successor entity) to agree to honour, perform or cause to be performed all existing employment, retention and change of control agreements of AnorMED previously disclosed to the Offeror, and all arrangements for the benefit of the officers or employees of AnorMED who are party thereto, and will make available to AnorMED (or its successor) any financing required in connection therewith.

Additional Agreements and Filings
      Subject to the terms and conditions of the Support Agreement, each of the Offeror and AnorMED has agreed to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Support Agreement and to cooperate with one another in connection with the foregoing, including using reasonable efforts:

(a)	to obtain all necessary waivers, consents and approvals from other parties to certain material contracts;

(b)	to obtain all necessary consents, approvals and authorizations as are required to be obtained under any law;

(c)	to defend all lawsuits or other legal proceedings challenging the Support Agreement or the consummation of the transactions contemplated thereby;

(d)	to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Support Agreement;

(e)	to effect all necessary registrations and other filings and submissions of information requested by governmental authorities or required under any applicable securities laws, or any other law relating to the transactions contemplated in the Support Agreement; and

(f)	to fulfil all conditions and satisfy all provisions of the Support Agreement and the Millennium Offer.

Non-Solicitation Obligation of AnorMED
      Pursuant to the Support Agreement, AnorMED and its subsidiaries can not, and shall instruct and direct and use reasonable efforts to cause their respective employees, financial advisors, counsel or other representatives or agents, directly or indirectly not to: (i) solicit, initiate or encourage any Alternative Transaction; (ii) participate in any discussions or negotiations with any person (other than the Offeror and its subsidiaries and their respective directors, officers, employees, agents, financial advisors, counsel or other representatives) in respect of any Alternative Transaction; (iii) permit access to AnorMED’s electronic data room or provide any confidential information relating to AnorMED or its subsidiaries to any person in connection with any Alternative Transaction; or (iv) otherwise cooperate in any way with any effort or attempt by any other person to do or seek to do any of the foregoing; provided, however, that AnorMED will not be bound by the restrictions in paragraphs (ii), (iii) and (iv) above in respect of any proposal that, in the determination of the Board of Directors, could reasonably be expected to lead to a Superior Proposal received by AnorMED from another person, which was not solicited by AnorMED, any subsidiary of AnorMED, or any of their respective employees, financial advisors, counsel or other representatives or agents after the date of the Support Agreement, provided, further, that AnorMED otherwise complies with all of its non-solicitation obligations under the Support Agreement.
      AnorMED has also agreed to immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any third parties conducted by or on behalf of AnorMED before the date of the Support Agreement with respect to any Alternative Transaction, and shall as soon as practicable request the return or destruction of all confidential information previously provided to any third party in connection therewith (subject to the right of the recipient to retain a copy solely for archival purposes in certain circumstances) AnorMED has agreed not to release or permit the release of any third party from any confidentiality or standstill obligation in any agreement between AnorMED and such third party, provided that such standstill obligations may be terminated by the Company in order to permit the implementation of a Superior Proposal where the Board of Directors determines that such party has made or is reasonable likely to make a Superior Proposal.

Superior Proposal
      The Board of Directors may, subject to compliance with the Support Agreement, withdraw, modify or change any recommendation regarding the Millennium Offer or approve, recommend or enter into an agreement in respect of a Superior Proposal, if prior to the expiry of the Millennium Offer, a Superior Proposal is received by, or offered or made to, the Company or any member of the Board of Directors, AnorMED’s senior executive, AnorMED’s financial advisor, any agent or representative of the Company or a Shareholder, and (i) in the determination of the Board of Directors acting in good faith (after receiving the advice of its outside financial and legal advisors), to refrain from taking such action would be inconsistent with the performance by the Board of Directors of its fiduciary duties under applicable law, (ii) the Support Agreement is concurrently terminated in accordance with paragraph (f) or (g) under the heading “Termination of Support Agreement” below, and (iii) the Company has previously, or concurrently will have, paid US$19,500,000 to Millennium.

Alternative Transactions
      Upon receipt by AnorMED of (i) any notice, proposal or other communication or inquiry which the Board of Directors determines in good faith could reasonably be expected to lead to an Alternative Transaction or any amendments thereto, or any other transaction which would reasonably expected to impede, interfere with, prevent or materially delay the Millennium Offer or a Subsequent Acquisition Transaction, (ii) any request for non-public information relating to AnorMED or any of its subsidiaries in connection with an Alternative Transaction, or (iii) any request for access to the properties, books or records of AnorMED or any of its subsidiaries in connection with an Alternative Transaction, AnorMED must advise the Offeror thereof promptly by telephone and in any event no later than 24 hours thereafter give notice to the Millennium Offer thereof, including identifying the person proposing such transaction, the terms and conditions of such transaction and including a copy of any documents received by AnorMED in respect of such transaction. Prior to providing any non-public information to such person, AnorMED will confirm in writing to the Offeror that it has received from such person an executed confidentiality agreement having terms substantially similar to the confidentiality agreement between AnorMED and Millennium (other than a standstill clause), and will provide to the Offeror copies of all information provided to any person proposing an Alternative Transaction promptly following with the provision of such information to such person and in any event within 24 hours thereof. AnorMED must also keep the Offeror informed on a timely basis of the status, including any change to the material terms or termination of discussions or negotiations, of any such Alternative Transaction and promptly provide the Offeror with copies of any documents relating to such Alternative Transaction.

Right to Match Superior Proposal
      If the Board of Directors determines that an Alternative Transaction constitutes a Superior Proposal, AnorMED must give the Offeror at least three business days’ advance notice of any action to be taken by the Board of Directors to withdraw, modify or change any recommendation regarding the Millennium Offer or to approve or recommend or enter into an agreement in respect of the Superior Proposal and must negotiate in good faith with the Offeror to make such adjustments to the terms and conditions of the Support Agreement and the Millennium Offer as would enable the Offeror to proceed with the Millennium Offer, as amended. The Board of Directors must review any proposal by the Offeror to amend the terms of its Millennium Offer in order to determine, in good faith in the exercise of its fiduciary duties (after receiving advice of its financial and outside legal advisors), whether the Offeror’s proposal to amend the Millennium Offer would result in the Alternative Transaction not being a Superior Proposal.
      If any Alternative Transaction is publicly announced or made and the Board of Directors determines it is not a Superior Proposal or that a proposed amendment to the terms of the Millennium Offer would result in the Alternative Transaction not being a Superior Proposal, and the Offeror has so amended the terms of the Millennium Offer, then the Board of Directors must as soon as practicable reaffirm the Support Agreement and its recommendation of the Millennium Offer by press release and, if required under applicable law, an updated directors’ circular.

Termination of the Support Agreement
      The Support Agreement may be terminated by notice in writing:

(a)	by mutual written consent of AnorMED and Millennium;

(b)	by AnorMED, if the date on which the Offeror first takes up and acquires shares pursuant to the Millennium Offer has not occurred within 80 days of 11:59 p.m. (Vancouver time) of October 6, 2006; provided, however, that if the Offeror’s take-up and payment for Shares deposited under the Millennium Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Shares deposited under the Millennium Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Support Agreement may not be terminated by AnorMED until the earlier of (i) 110 days after the Millennium Offer is commenced and (ii) the tenth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

(c)	by the Offeror, if any condition of the Millennium Offer is not satisfied or waived by the Expiry Time;

(d)	by the Offeror if: (i) the Board of Directors or any committee thereof withdraws, modifies or changes its recommendation in favour of the Millennium Offer; or (ii) the Board of Directors or any committee thereof approves or recommends acceptance of an Alternative Transaction;

(e)	by the Offeror, if the Board of Directors or any committee thereof fails to publicly affirm its approval or recommendation of the Millennium Offer within two business days of any written request to do so from the Offeror;

(f)	by AnorMED, if AnorMED proposes to enter into a definitive agreement with respect to a Superior Proposal, provided that AnorMED has previously or concurrently will have paid Millennium the US$19,500,000 non-completion fee and further provided that AnorMED has not breached any of its covenants, agreements or obligations in the Support Agreement, including its covenants, agreements and obligations in respect of Superior Proposals;

(g)	by either the Offeror or AnorMED, if the Offeror has been notified in writing by AnorMED of an Alternative Transaction and (i) the Offeror does not amend the Millennium Offer within three business days of AnorMED providing the requisite notice; or (ii) the Board of Directors determines, acting in good faith and in the proper discharge of its fiduciary duties, that after such three business day period the Alternative Transaction continues to be a Superior Proposal in comparison to the amended Millennium Offer of the Offeror;

(h)	by the Offeror, if there has been a breach or non-performance by AnorMED of a material obligation or covenant contained in the Support Agreement or if any representation or warranty of AnorMED contained in the Support Agreement is or has become untrue or incorrect after the date thereof such that the condition contained in paragraph (e) or (f) under the heading “Conditions of the Offer” above, would not be satisfied and such breach, non-performance or untruth or incorrectness is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach, from the Offeror, and the Expiry Time; or

(i)	by AnorMED, if there has been a breach or non-performance by the Offeror of a material obligation or covenant contained in the Support Agreement or if any representation or warranty of the Offeror contained in the Support Agreement was or has become untrue or incorrect in any material respect after the date thereof and such breach, non-performance or untruth or incorrectness is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach from AnorMED, and the Expiry Time.

Non-Completion Fee
      Under the Support Agreement, AnorMED must pay to Millennium the sum of US$19,500,000 if:

(a)	the Support Agreement is terminated in the circumstances set out in paragraphs (d), (e), (f) or (g) under the heading “Termination of the Support Agreement” above;

(b)	the Support Agreement is terminated pursuant to paragraph (h) under “Termination of the Support Agreement” above as a result of AnorMED being in default of its non-solicitation obligations in respect of Alternative Transactions; or

(c)	the Board of Directors withdraws a Directors’ Circular containing a recommendation in support of the Millennium Offer; or

(d)	prior to the termination of the Support Agreement an Alternative Transaction is publicly announced; (B) an Alternative Transaction is consummated during the period commencing September 26, 2006 and ending 12 months following the termination of the Support Agreement, or the Board of Directors approves or recommends an Alternative Transaction during such 12-month period and such Alternative Transaction is subsequently consummated at any time thereafter, or AnorMED enters into a definitive agreement with respect to an Alternative Transaction during such 12-month period and such Alternative Transaction is subsequently consummated at any time thereafter; and (C) the Effective Time has not occurred.
      Payment of the fee is due forthwith (and in any event within five business days) following the termination of the Support Agreement, but prior to or concurrently with termination in the case of a termination pursuant to paragraph (f) under the heading “Termination of the Support Agreement” above and prior to or concurrently with the consummation of the Alternative Transaction in the case of paragraph (d) above.

Board of Directors
      AnorMED has agreed that immediately following the acquisition pursuant to the Millennium Offer by the Offeror of at least a majority of the outstanding Shares, and from time to time thereafter, AnorMED will cooperate with the Offeror and upon request will use its reasonable efforts to (i) secure the resignations of such number of AnorMED directors as may be required to enable the Offeror’s designees to be elected or appointed to the Board of Directors, and (ii) expand the size of the Board of Directors.

Subsequent Acquisition Transaction
      Upon the Offeror taking up and paying for more than 66 2/3% of the outstanding Shares (on a Diluted Basis) under the Millennium Offer, AnorMED has agreed to assist the Offeror in acquiring the balance of the Shares as soon as practicable but in any event not later than 120 days after the Expiry Time, by such means as may be determined by the Offeror, including by way of amalgamation, statutory arrangement, capital reorganization or other transaction of AnorMED and the Offeror or an affiliate of the Offeror (a “Subsequent Acquisition Transaction”) for consideration per Share at least equal in value to the consideration paid by the Offeror under the Millennium Offer.
Shareholder Support Agreements
      On September 26, 2006, concurrently with the execution of the Support Agreement, Millennium entered into Shareholder Support Agreements with Mr. Kenneth Galbraith, AnorMED’s Chairman and Interim Chief Executive Officer and various funds advised by Baker Brothers (the “Supporting Shareholders”), collectively representing approximately 21.5% of the outstanding Shares of AnorMED on a fully diluted basis. Pursuant to the Shareholder Support Agreements, the Supporting Shareholders have agreed to deposit their Shares to the Millennium Offer subject to the conditions set forth therein. The following is a summary of the principal terms of the Shareholder Support Agreement with the Supporting Shareholders (other than Mr. Galbraith, whose Shareholder Support Agreement is described below under the heading “Shareholder Support Agreement with Kenneth Galbraith”). This summary is qualified in its entirety by reference to the full text of the Shareholder Support Agreement filed by Millennium and AnorMED with the SEC, available at www.sec.gov, and by AnorMED with securities authorities in Canada, and available at www.sedar.com.

Agreement to Tender
      Each of the Supporting Shareholders has agreed: (i) to accept the Millennium Offer by tendering, on or before the fifteenth business day following the making of the Millennium Offer, free and clear of all encumbrances, the Shares owned by such Supporting Shareholder together with the a letter of transmittal and, if applicable, notice of guaranteed delivery, and any other documents required in accordance with the Millennium Offer; and (ii) not to withdraw the Shares of such Supporting Shareholder that are deposited under the Millennium Offer except as provided under the Shareholder Support Agreement.

Non-Solicitation Covenant of the Supporting Shareholders
      Each Supporting Shareholder has agreed that, except as permitted under the Shareholder Support Agreement, it shall not, and shall cause its general partners and their respective directors, officers, employees, financial advisors, counsel, agents, trustees, partners or other representatives not to, directly or indirectly: (i) solicit, initiate or encourage any Alternative Transaction; (ii) participate in any negotiations regarding any Alternative Transaction; (iii) provide any confidential information relating to AnorMED or its subsidiaries to any person in connection with any Alternative Transaction; or (iv) otherwise cooperate in any effort or attempt by any other person to do or seek to do any of the foregoing, provided that the Shareholder Support Agreement shall not prevent any nominee or representative of any Supporting Shareholder who is also a director of AnorMED from taking any actions solely in his or her capacity as a member of AnorMED’s Board of Directors in respect of an unsolicited bona fide Alternative Transaction under the terms of the Support Agreement.
      Each Supporting Shareholder has also agreed: (i) to immediately cease and cause to be terminated any existing discussions or negotiations with any third parties conducted before the date of the Shareholder Support Agreement with respect to any Alternative Transaction, and to request the return or destruction of all confidential written information previously provided to any third party in connection therewith; (ii) it will not release any third party from any confidentiality or standstill agreement in respect of AnorMED that to which the Supporting Shareholder is a party; and (iii) it will promptly notify the Offeror of any Alternative Transaction or any bona fide inquiry, proposal, discussions or negotiation with respect to any Alternative Transaction of which it becomes aware, except to the extent that the Supporting Shareholder has been advised by its legal counsel that to do so would cause it to breach its fiduciary duties to AnorMED or any of its subsidiaries. Such notice will include, to the extent known to such Supporting Shareholder, the material terms and conditions of the Alternative Transaction, inquiry, proposal, discussion or negotiation. Notice must be made orally and in writing to the Offeror and shall indicate, to the extent known to such Supporting Shareholder, such details of the proposal, inquiry or contact as the Offeror may reasonably request, including the identity of the person making the proposal, inquiry or contact and the terms and conditions of such Alternative Transaction, inquiry, proposal, discussion or negotiation.

Additional Covenants of the Supporting Shareholders
      Each Supporting Shareholder has agreed, among other things, that it will not: (i) option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey any of its Shares, or any right or interest therein (legal or equitable), to any person or group or agree to do any of the foregoing; (ii) grant or agree to grant any proxy, power of attorney or other right to vote its Shares, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of Shareholders or give consents or approval of any kind as to its Shares; (iii) vote or cause to be voted any of its Shares in respect of any proposed action by AnorMED or its Shareholders or affiliates or any other person in a manner which would reasonably be regarded as likely to prevent or delay the successful completion of the Millennium Offer; or (iv) not do indirectly that which it may not do directly in respect of the restrictions on its rights with respect to its Shares under the Shareholder Support Agreement.
      Upon the Offeror taking up and paying for the Shares tendered by the Supporting Shareholders and acquiring Shares representing at least a majority of the then outstanding Shares, upon the written request of the Offeror, each Supporting Shareholder will or will cause any nominee or representative of the Supporting Shareholder who acts as a director of AnorMED or any of its subsidiaries to resign in an orderly manner and to assist with the appointment as directors of such person or persons designated by the Offeror.
      In addition, each Supporting Shareholder has agreed that, in the event that the Offeror concludes that it is necessary or desirable to proceed with a form of transaction other than the Millennium Offer (including, without limitation, a plan of arrangement or amalgamation) under which the Offeror or its affiliates would effectively acquire all of the Shares on economic and other terms and conditions no less favourable to each Supporting Shareholder than those contemplated under the Shareholder Support Agreement, as determined by such Shareholder acting reasonably, such Supporting Shareholder will support the completion of such substitute transaction in the same manner as the Millennium Offer, including by voting its Shares in favour of such substitute transaction.

Covenants of the Offeror
      The Offeror has agreed: (a) to make the Millennium Offer, or cause the Millennium Offer to be made, in accordance with the terms and conditions of the Support Agreement; (b) to comply with its obligations set forth in the Support Agreement; and (c) not to amend the Support Agreement or the Millennium Offer to (i) vary or waive the Minimum Condition; (ii) decrease the consideration per Share; (iii) change the form of consideration payable under the Millennium Offer (other than to add additional consideration); (iv) decrease the number of Shares in respect of which the Millennium Offer is made; (v) impose additional conditions to the Millennium Offer or (iv) otherwise vary the Millennium Offer (or any terms or conditions thereof) in a manner which is adverse to the Supporting Shareholders; or (vii) extend the period of time for mailing the Millennium Offer except as contemplated under the Support Agreement.

Representations and Warranties of the Supporting Shareholders
      Each Supporting Shareholder has made representations in the Shareholder Support Agreement in respect of the following matters, among others: (i) organization, authority relative to the Shareholder Support Agreement and enforceability of the Shareholder Support Agreement; (ii) ownership of Shares; (iii) compliance with organizational documents, contracts and laws; (iv) absence of other agreements relating to the purchase, acquisition or transfer of Shares; (v) absence of any voting trust or other similar agreements; (vi) absence of required consents; (vii) absence of any current, pending or threatened legal proceeding or any judgments, decrees or orders against the Supporting Shareholder that would adversely affect in any manner the ability of the Supporting Shareholder to enter into the Shareholder Support Agreement and to perform its obligations thereunder or the title of the Supporting Shareholder to any of its Shares; (viii) absence of agreements with AnorMED; and (ix) absence of claims against AnorMED.

Representations and Warranties of the Offeror
      The Offeror has made representations and warranties in the Shareholder Support Agreement in respect of the following matters, among others: (i) organization of the Offeror; (ii) authority relative to the Shareholder Support Agreement and enforceability of the Shareholder Support Agreement; (iv) compliance with organizational documents, contracts and laws; (vi) absence of required consents; and (v) absence of any current, pending or threatened legal proceeding or any judgments, decrees or orders against the Offeror or any of its affiliates that would adversely affect in any manner the ability of the Offeror to enter into the Shareholder Support Agreement and to perform its obligations thereunder.

Termination of the Shareholder Support Agreement
      The Shareholder Support Agreement may be terminated:

(a)	in respect of a Supporting Shareholder, by a written instrument executed by the Offeror and the Supporting Shareholder;

(b)	by the Offeror with respect to any Supporting Shareholder if:

(i)	any of the representations and warranties of the Supporting Shareholder under the Shareholder Support Agreement are not true and correct in all material respects;

(ii)	the Supporting Shareholder has not complied with its material covenants to the Offeror contained in the Shareholder Support Agreement;

(iii)	the Offeror is not required to make the Millennium Offer under the terms and conditions of the Support Agreement;

(iv)	any condition to completion of the Millennium Offer under the Support Agreement, each of which is set forth above under “Conditions to Offer”, is not satisfied or waived prior to the Expiry Date;

(v)	the Support Agreement has been terminated in accordance with its terms;

(c)	by any Supporting Shareholder (in respect of only its obligations) if:

(i)	any of the representations and warranties of the Offeror under the Shareholder Support Agreement are not true and correct in all material respects;

(ii)	the Offeror has not complied with its material covenants to the Supporting Shareholder contained in the Shareholder Support Agreement;

(iii)	the terms of the Millennium Offer do not conform with the provisions of the Support Agreement;

(iv)	the take-up date has not occurred within 120 days of the last date which the Millennium Offer can be mailed pursuant to the Support Agreement; provided, however, that if the Offeror’s take-up and payment for Shares deposited under the Millennium Offer is delayed by (1) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (2) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Shares deposited under the Millennium Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Shareholder Support Agreement may not be terminated by the Supporting Shareholders until the earlier of (i) 180 days after the Millennium Offer is commenced and (ii) the tenth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

(v)	the Offeror has not mailed the Millennium Offer within the time period provided for in the Support Agreement;

(vi)	the Support Agreement has been terminated in accordance with its terms; or

(vii)	a bona fide written proposal for an Alternative Transaction is made available to all holders of Shares on identical terms which, if consummated in accordance with its terms, would result in a transaction more favourable to the Supporting Shareholder from a financial point of view than the Millennium Offer, as determined by such Supporting Shareholder, acting reasonably (in this paragraph, a “Superior Proposal”), and the Offeror does not increase the consideration under the Millennium Offer to consideration at least equivalent to the consideration under such proposal on or prior to the earlier to occur of (1) the third business day after the Supporting Shareholders or AnorMED, whichever is first, have advised the Offeror that they or it, as applicable, consider such Alternative Transaction to be a Superior Proposal and (2) the last day on which the Supporting Shareholder can prudently withdraw the Shares it has deposited under the Millennium Offer in order to tender, deposit or otherwise deliver such Shares to the third party making the Superior Proposal.
      In the event that the Shareholder Support Agreement is terminated as set out above, the Offeror shall no longer be required to make or pursue the Millennium Offer and, if the Millennium Offer has been made, the Supporting Shareholders shall be entitled to withdraw their Shares from the Millennium Offer.
      Subject to the survival of the Supporting Shareholders’ representations and warranties regarding (i) organization, authority relative to the Shareholder Support Agreement and enforceability of the Shareholder Support Agreement and (ii) ownership of Shares, the Shareholder Support Agreement will automatically terminate in respect of a Supporting Shareholder immediately following the completion of the purchase by the Offeror of the Supporting Shareholder’s Shares.
Shareholder Support Agreement with Kenneth Galbraith
      In addition to the Shareholder Support Agreement entered into by the Supporting Shareholders described above, Millennium has entered into a Shareholder Support Agreement with Mr. Galbraith pursuant to which Mr. Galbraith has agreed to deposit any Shares he holds immediately prior to the Effective Time to the Millennium Offer subject to the conditions set forth in his Shareholder Support Agreement. As of the date of his Shareholder Support Agreement, Mr. Galbraith held options to acquire 105,000 Shares.
      In addition to the terms outlined above in the “Shareholders Support Agreements” the following is a summary of some material differences of Mr. Galbraith’s Shareholder Support Agreement, which summary is qualified in its entirety by reference to the full text of the Shareholder Support Agreement filed by AnorMED with the SEC, available at www.sec.gov, and with securities authorities in Canada, and available at www.sedar.com.

Non-solicitation Covenant of Kenneth Galbraith
      Mr. Galbraith has agreed that, except as permitted under the Shareholder Support Agreement, he shall not accept or approve or recommend any Alternative Transactions and cause AnorMED to enter into any agreement related to any Alternative Transaction.

Additional Covenants of Kenneth Galbraith
      Mr. Galbraith has agreed that he shall: (i) not take any action which may reasonably be regarded as likely to reduce the success of or delay or interfere with the completion of the Millennium Offer; (ii) use commercially reasonable efforts in his capacity as a holder of Shares to assist AnorMED and the Offeror to successfully complete the Millennium Offer; and (iii) not to purchase or enter into any agreement or option or right to purchase any additional Shares or other securities of AnorMED from and including the date hereof until termination of the Shareholder Support Agreement.

Representations and Warranties of Kenneth Galbraith
      Mr. Galbraith has made representations and warrantees in the Shareholder Support Agreement in respect of the following matters: (i) no knowledge of material facts or changes; and (ii) to the best of his knowledge, publicly disclosed documents of AnorMED, at the time filed, do not contain any untrue statements of material facts or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; and (iii) AnorMED has publicly disclosed any information regarding any event, circumstance, or action taken or failed to be taken by AnorMED or its subsidiaries which could individually or in the aggregate reasonably be expected to be materially adverse to AnorMED.

Termination by Kenneth Galbraith
      Mr. Galbraith has agreed that when not in material default in the performance of his obligations under the Shareholder Support Agreement, he may only terminate the Shareholder Support Agreement by written notice to the Offeror if: (i) any of the representations and warranties of the Offeror under the Shareholder Support Agreement shall not be true and correct in all material respects; (ii) the Offeror shall not have complied in all material respects with its covenants to Mr. Galbraith contained in the Shareholder Support Agreement; or (iii) if Mr. Galbraith’s Shares have not been taken up and paid for under the Millennium Offer within 20 days following the Expiry Time.
      Mr. Galbraith’s Shareholder Support Agreement stipulates that nothing in the Shareholder Support Agreement shall prevent Mr. Galbraith, as a director of AnorMED, from engaging in deliberations solely in his capacity as a member of the Board of Directors in respect of a bona fide Alternative Transaction.
OWNERSHIP OF SECURITIES OF MILLENNIUM
      None of AnorMED, its directors, executive officers and senior officers and, to their knowledge after reasonable enquiry, none of their respective associates, affiliates or any person or company acting jointly or in concert with AnorMED, owns (directly or indirectly), or exercises control or direction over, securities of Millennium.

INTERESTS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS IN MATERIAL CONTRACTS OF MILLENNIUM
      Except for the Support Agreement and Shareholder Support Agreements, no contracts, arrangements, agreements, commitments or understandings (including as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the Directors, executive officers or senior officers remaining or retiring from office if the Millennium Offer is successful) have been made or proposed to be made between Millennium, its executive officers, senior officers, directors or affiliates, and AnorMED or any of AnorMED’s directors, executive officers, senior officers or affiliates. None of AnorMED’s directors, executive officers or senior officers are directors, executive officers or senior officers of Millennium or any subsidiary of Millennium. None of AnorMED’s directors, executive officers or senior officers, their respective associates and affiliates or, to the knowledge of the directors, executive officers or senior officers after due enquiry, the principal shareholders, have any interest in any material contract to which Millennium is a party.
ARRANGEMENTS BETWEEN ANORMED AND ITS DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS
      Except as set forth below, no contracts, arrangements, agreements, commitments or understandings have been made or are currently proposed to be made between AnorMED or its affiliates and any of its directors, executive officers or senior officers, or their respective affiliates, as to any matter, including as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors, executive officers or senior officers remaining in or retiring from office if the Millennium Offer is successful.
      Except as set forth below, there is no actual or potential conflict of interest between AnorMED or its affiliates and any of its directors, executive officers, senior officers or their respective affiliates.
Strategic Initiatives Committee
      Each of the members of the Strategic Initiatives Committee will receive a fee of $1,000 for each meeting of the Strategic Initiatives Committee they attend in person and $500 for attendance at such meetings by teleconference. In addition, they are entitled to compensation for the services performed by them in discharging their duties as determined by the Compensation Committee of AnorMED and will be reimbursed for all out-of-pocket expenses incurred by them in the performance of these services.
Existing Employment Arrangements
      AnorMED currently has employment agreements with Mr. Brennan, Dr. Bridger, Dr. Calandra and Mr. Levonyak each of which provide for a base salary that is reviewed annually by AnorMED’s President and Chief Executive Officer based on the applicable individual’s annual performance evaluations. Mr. Brennan’s employment agreement provides for a discretionary bonus of up to 27.5% of gross annual salary and $25,000 upon the hiring of a CEO or a change of control of the Company. Dr. Bridger’s and Mr. Levonyak’s employment agreements provide for a discretionary bonus of up to 35% of gross annual salary. Dr. Calandra’s employment agreement provides for an automatic bonus of 12.5% of gross annual salary, and a discretionary bonus of up to an additional 22.5% of gross annual salary. These agreements provide for the maintenance of life insurance policies (with the proceeds payable to such beneficiaries as they may designate) and, in the event of termination of employment, for severance payments equal to twelve month’s salary plus one month’s salary for each complete year of service, up to a maximum of fifteen months for Dr. Bridger and for severance payments equal to six month’s salary plus one month’s salary for each complete year of service to a maximum of twelve months for Dr. Calandra, Mr. Levonyak and Mr. Brennan. The agreements also provide for standard benefits and enrolment in AnorMED’s stock option plan.
      We also entered into severance agreements on July 23, 2004 with each of our executive officers and senior officers, which provide for special compensation arrangements for such executives in the event of a change in control. A change of control occurred on April 21, 2006, by virtue of a change in our Board of

Directors. As a result of the change of control, our executive officers and senior officers became entitled to the following pursuant to the severance agreements entered into on July 23, 2004:

1.	A retention bonus became payable to ensure that executives have incentives to remain in place for at least six months after the change in control. As long as the respective executives do not terminate their employment with us voluntarily (except in the instance of constructive dismissal) or are terminated for cause prior to six months from the change of control:

(a)	the options held by these executives at the time of the change in control will vest and become exercisable six months after the change in control or on the date of termination; and

(b)	the executives will also receive a retention bonus consisting of 12 months’ lump sum salary and bonuses (the bonus being calculated on 50% of the maximum bonus target).

2.	In addition, if the executive’s employment with us is terminated within 24 months after a change in control in circumstances other than death, permanent disability or cause, the executive will receive a severance payment equal to 24 month’s salary and one half of bonuses for this period from the date of termination, with 50% to be reduced for the period in which the executive is employed with another employer.
Any retention bonus paid to such executive will be deducted from the severance payment.
Equity Compensation Plan
      On September 19, 2006 the Shareholders approved the AnorMED 2006 Incentive Stock Option Plan (the “2006 Plan”), previously adopted by the Board of Directors on July 27, 2006. The 2006 Plan replaces the Incentive Stock Option Plan of AnorMED Inc., amended and restated as of September 7, 2000, as of July 26, 2001, as of June 12, 2003, and as of June 30, 2004 (the “1996 Plan”). Options granted and outstanding pursuant to the 1996 Plan continue to be governed by the terms of the 1996 Plan. To date, no options have been granted pursuant to the 2006 Plan.
      Under the terms of the 1996 Plan, the Board of Directors have the general power, subject to certain exceptions, to amend the terms and conditions of options granted pursuant to the 1996 Plan. In accordance with TSX policies currently in effect, such a “general amending” provision as contained in the 1996 Plan allows the Board to amend the vesting provisions of options granted under the 1996 Plan and to allow for a cashless exercise feature. On September 25, 2006, the Board of Directors amended the 1996 Plan to provide that any option granted under the 1996 Plan will automatically vest two days prior to the effective date of certain change of control events (including a tender offer) and to provide for a cashless exercise feature.
Cash Incentive Program, Additional Bonus Program and Special Bonus Program
      Pursuant to AnorMED’s cash incentive program (for the purposes of this section “Cash Incentive Program”), non-management employees (for the purposes of this section “Employees”) and management employees (for the purposes of this section “Management”) may receive annual cash bonus payments upon completion of certain personal and/or corporate goals. On September 19 and 25, 2006, the Board of Directors modified AnorMED’s Cash Incentive Program such that in the event of the sale of the Company prior to May 1, 2007 (for the purposes of this section, a “Transaction”), the applicable Employee or member of Management shall be entitled to at least 100% of the respective bonus amount that such Employee or member of Management would have been eligible to earn based on achieving 100% of their personal and/or corporate goals.
      On September 19, 2006, the Board of Directors adopted an additional bonus program (for the purposes of this section the “Additional Bonus Program”) for Employees who, but for the circumstances surrounding the Genzyme Offer, were to be granted options on the date of the annual general and special meeting of Shareholders held on September 19, 2006.
      On September 25, 2006, the Board of Directors adopted a special bonus program (as defined in this section “Special Bonus Program”) for members of Management to allow AnorMED to pay discretionary bonuses upon successful completion of a Transaction.

      With respect to the Cash Incentive Program for Management, the Board of Directors limited payments to a total amount of $625,000, which sum is payable no later than 60 days following the effective date of closing of a Transaction, and conditional upon such member of Management remaining employed by the Company until at least 60 days following the effective date of the closing of a Transaction unless such member of Management is terminated by the Company (other than for cause), prior to 60 days following the effective date of closing of a Transaction.
      The Board of Directors limited payments under the Special Bonus Program to a total amount of $2,250,000, which sum is payable no later than 60 days following the effective date of closing of a Transaction, and conditional upon such member of Management remaining employed by the Company until at least 60 days following the effective date of the closing of a Transaction unless such member of Management is terminated by the Company (other than for cause), prior to 60 days following the effective date of closing of a Transaction.
      The Board of Directors limited payments under the Cash Incentive Program for Employees and the Additional Bonus Program to a total combined aggregate amount of $1,250,000. Which sum is payable no later than the effective date of closing of a Transaction, and conditional upon such Employee remaining employed by the Company until at least the effective date of the closing of a Transaction unless such Employee is terminated by the Company (other than for cause) prior to the effective date of closing of a Transaction.
OWNERSHIP OF SECURITIES BY DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS
      The following table sets out the names and positions with AnorMED of each of its directors, executive officers and senior officers and the number and percentage of outstanding securities beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates and any person or company acting jointly or in concert with AnorMED as of September 26, 2006:

			Number of
	Number of	Percentage of	Common
	Common	Common	Shares Under		Percentage of
Name	Shares	Shares(2)	Options		Options(3)

EXECUTIVE OFFICERS AND SENIOR OFFICERS
Kenneth H. Galbraith, C.A.(1)	Nil	0.00%	105,000	(4)	4.42%
Chairman of the Board, Director and Interim Chief Executive Officer
W.J. (Bill) Adams, C.A.	16,000	0.04%	210,000		8.84%
Chief Financial Officer, Vice President Finance, Secretary and Treasurer
Paul A. Brennan	7,000	0.02%	105,000		4.42%
Vice President, Business Development, Acting President and Director
Gary J. Bridger, Ph.D.	110,000	0.26%	210,000		8.84%
Vice President, Research and Development, and Chief Scientific Officer
Gary B. Calandra, M.D., Ph.D.	25,000	0.06%	175,000		7.37%
Vice President, Clinical Development
Renato Skerlj	3,000	0.01%	120,000		5.05%
Vice President, Chemistry
Mark Levonyak	Nil	0.00%	80,000		3.37%
Vice President, Marketing

				Number of
	Number of		Percentage of	Common
	Common		Common	Shares Under	Percentage of
Name	Shares		Shares(2)	Options	Options(3)

NON-EXECUTIVE DIRECTORS
Klaus R. Veitinger, M.D., Ph.D.	Nil		0.00%	30,000	1.26%
Vice Chairman and Director
Felix J. Baker, Ph.D.(1)	9,411,500	(5)	22.42%	25,000	1.05%
Director
Joseph P. Dougherty, Ph.D.(1)	Nil		0.00%	30,000	1.26%
Director
Henry J. Fuchs, M.D.	Nil		0.00%	30,000	1.26%
Director
William L. Hunter, M.D.(1)	Nil		0.00%	30,000	1.26%
Director
Jacques R. Lapointe	Nil		0.00%	30,000	1.26%
Director
I. Berl Nadler	5,000		0.01%	30,000	1.26%
Director
Kelvin M. Neu, M.D.	Nil		0.00%	30,000	1.26%
Director

Notes:

(1)	Member of AnorMED’s Strategic Initiatives Committee.

(2)	As at September 26, 2006, the number of Shares issued and outstanding was 41,977,011.

(3)	As at September 26, 2006, the total number of Shares subject to options outstanding was 2,375,204.

(4)	As part of the compensation for his role as Chairman and Interim CEO, Mr. Galbraith was granted options to purchase 75,000 Shares that vest in equal annual instalments.

(5)	Dr. Baker is a managing partner of a group of funds that beneficially own, in the aggregate, 9,411,500, or 22.42%, of AnorMED’s issued and outstanding Shares.
PRINCIPAL HOLDERS OF ANORMED SHARES
      As of September 26, 2006, to the knowledge of the directors, executive officers and senior officers of AnorMED identified under “Ownership of Securities by Directors, Executive Officers and Senior Officers”, the only persons who beneficially own, directly or indirectly, or exercise control or direction over, more than 10% of the Shares are indicated below:

Number of
	Common Shares	Approximate
	Beneficially Owned	Percentage of Total
	or Over Which	Issued and
	Control or Direction	Outstanding
Name	is Exercised	Common Shares

Baker Biotech Fund I, L.P., Baker/ Tisch Investments, L.P., Baker Bros. Investments L.P., Baker Bros. Investments II, L.P., 14159, L.P. and Baker Brothers Life Sciences, L.P.	9,411,500	22.42%
      Dr. Felix Baker is a managing partner of Baker Biotech Fund I, L.P., Baker/ Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., 14159, L.P. and Baker Brothers Life Sciences, L.P. which beneficially own, in the aggregate 9,411,500, or 22.42%, of AnorMED’s issued and outstanding Shares.

TRADING IN ANORMED SHARES
      During the six months preceding the date hereof, none of the directors, executive officers or senior officers nor, to their knowledge after reasonable enquiry, any of their respective associates, affiliates or any person holding more than 10% of the Shares or any person or company acting jointly or in concert with AnorMED, has traded any Shares except as follows:

			Number of	Price Per Security
Name	Nature of Trade	Date of Trade	Common Shares	(in C$)

Renato Skerlj	Disposition in Public Market	March 6, 2006	5,000	$7.70
I. Berl Nadler	Acquisition from Treasury	December 8, 2005	5,000	$4.00
ISSUANCES OF ANORMED SECURITIES
AnorMED Shares
      Except as set forth below, no securities of AnorMED have been issued to the directors, executive officers or senior officers of AnorMED during the two years preceding the date of this Directors’ Circular.

			Number of
Name	Nature of Trade	Date of Trade	Common Shares	Price Per Security

Renato Skerlj	Exercise of Options	March 6, 2006	5,000	C$2.68
Gary B. Calandra	Exercise of Options	June 16, 2006	15,000	C$2.68
Gary J. Bridger	Exercise of Options	June 20, 2006	60,000	US$2.00
Options
      The options referred to below were issued under AnorMED’s stock option plan during the two years preceding the date of this Directors’ Circular to directors, executive officers and senior officers of AnorMED.

	Number of			Exercise Price
Name	Options Granted	Date of Issue	Expiry Date	(in C$)

Felix J. Baker	5,000	September 16, 2004	September 16, 2009	$6.00
Felix J. Baker	5,000	December 14, 2005	December 14, 2010	$4.42
W.J. Bill Adams	20,000	May 1, 2005	May 1, 2010	$4.00
Paul A. Brennan	15,000	May 1, 2005	May 1, 2010	$4.00
Gary J. Bridger	20,000	May 1, 2005	May l, 2010	$4.00
Gary B. Calandra	20,000	May 1, 2005	May 1, 2010	$4.00
Renato Skerlj	15,000	May l, 2005	May 1, 2010	$4.00
Mark Levonyak	80,000	September 6, 2005	September 6, 2010	$4.63
Joseph P. Dougherty	30,000	May 19, 2006	May 19, 2011	$8.25
Henry J. Fuchs	30,000	May 19, 2006	May 19, 2011	$8.25
Kenneth H. Galbraith	30,000	May 19, 2006	May 19, 2011	$8.25
Kenneth H. Galbraith	75,000	June 16, 2006	June 16, 2011	$7.01
William L. Hunter	30,000	May 19, 2006	May 19, 2011	$8.25
Jacques R. Lapointe	30,000	May 19, 2006	May 19, 2011	$8.25
1. Berl Nadler	30,000	May 19, 2006	May 19, 2011	$8.25
Kelvin M. Neu	30,000	May 19, 2006	May 19, 2011	$8.25
Klaus R. Veitinger	30,000	May 19, 2006	May 19, 2011	$8.25

PERSONS RETAINED IN CONNECTION WITH THE MILLENNIUM OFFER
      Goldman Sachs was retained to render financial advisory services to the Board of Directors and the Strategic Initiatives Committee in connection with the analysis and consideration of, and response to, the Genzyme Offer and the Millennium Offer. AnorMED will pay Goldman Sachs customary and performance related fees for its services, including a retainer fee that is not contingent on the consummation of a transaction, and a transaction fee if a sale of AnorMED is consummated. In addition, AnorMED has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses incurred in connection with the provision of its services, and to indemnify Goldman Sachs against certain liabilities arising out of or in connection with its engagement.
      AnorMED has retained Kingsdale Shareholder Services Inc. as information agent and proxy solicitation agent with respect to the Genzyme Offer and the Millennium Offer. AnorMED has agreed to pay Kingsdale Shareholder Services Inc. reasonable customary and performance related compensation for its services and has agreed to reimburse Kingsdale Shareholder Services Inc. for its out-of-pocket expenses incurred in connection therewith. AnorMED has also agreed to indemnify Kingsdale Shareholder Services Inc. against certain liabilities arising out of or in connection with its engagement.
      AnorMED has retained James Hoggan & Associates, Inc. as its public relations advisor with respect to the Genzyme Offer and the Millennium Offer. AnorMED has agreed to pay James Hoggan & Associates, Inc. reasonable customary compensation for its services and has agreed to reimburse James Hoggan & Associates, Inc. for its out-of-pocket expenses incurred in connection therewith. AnorMED has agreed to indemnify James Hoggan & Associates, Inc. against certain liabilities arising out of or in connection with its engagement.
      Certain of our officers and directors may also engage in solicitation in connection with the Genzyme Offer and the Millennium Offer. Such persons will not receive any compensation for providing any such services.
      Except as set forth above, neither AnorMED nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to AnorMED shareholders in connection with the Genzyme Offer or the Millennium Offer. Executive officers and senior officers of AnorMED may make solicitations and recommendations in connection with the Genzyme Offer and the Millennium Offer, although they will not receive any additional compensation for so doing.
OTHER INFORMATION
      Except as disclosed in this Directors’ Circular, there is no information that is known to the Board of Directors that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Millennium Offer.
MATERIAL CHANGES IN THE AFFAIRS OF ANORMED
      Except as otherwise described in this Directors’ Circular or as otherwise publicly disclosed, none of the directors, executive officers or senior officers of AnorMED are aware of any information that indicates any material change in the affairs or prospects of AnorMED since June 30, 2006, the date of the last published interim financial statements of AnorMED.
STATUTORY RIGHTS
      Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
      Certain statements contained in this Directors’ Circular under the sections entitled “The Millennium Offer”, “Reasons for Recommendation to Accept the Millennium Offer”, “Intentions of Directors, Senior Officers and others with respect to the Millennium Offer”, as well as the letter to Shareholders included herewith, are forward-looking statements and forward-looking information within the meaning of applicable securities laws in the United States and Canada, respectively (collectively referred to as “forward-looking statements”). Statements, other than statements of historical fact, are forward-looking statements and include, without limitation, statements regarding AnorMED’s strategy, future operations, timing and completion of clinical trials, prospects and plans and objectives of management. The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking statements, which include underlying assumptions, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. AnorMED cautions readers not to place undue reliance on these statements as a number of important factors could cause AnorMED’s actual results to differ materially from the beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.
      Although AnorMED’s management believes that the expectations represented by such forward-looking statements are reasonable, there is significant risk that the forward-looking statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate. Forward-looking statements in this Directors’ Circular include, but are not limited to, statements about:

•	AnorMED’s expectation that the Millennium Offer will be open for acceptance until the Expiry Time unless extended or withdrawn;

•	AnorMED’s expectation that the Chairman of AnorMED and various funds advised by Baker Brothers intend to tender all of their AnorMED Shares to the Millennium Offer, except in certain circumstances;

•	AnorMED’s expectation that it can cause to be done all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Support Agreement;

•	AnorMED’s expectation that Millennium can cause to be done all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Support Agreement;

•	AnorMED potentially entering into a transaction designed to generate greater shareholder value than the Millennium Offer (a “potential transaction”);

•	AnorMED’s estimates of the market potential for its products;

•	AnorMED’s expectation that MOZOBIL, if approved, would address a substantial unmet medical need in the area of stem cell transplantation and generate significant earnings;

•	AnorMED’s expectation that if approved by the FDA, MOZOBIL will be a significant generator of earnings;

•	AnorMED’s confidence that the likelihood of success of the pivotal trial and subsequent regulatory approval of MOZOBIL for the stem cell transplantation indication is high;

•	AnorMED’s expectation that its management has the capability to obtain regulatory approvals, commercialize and finance MOZOBIL and its other drug candidates;

•	AnorMED’s expectation that MOZOBIL can be used to increase the effectiveness of standard chemotherapy in the treatment of leukemia, and the significant potential sales increase associated therewith;

•	AnorMED’s expectation that it will initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients;

•	The potential sales increase of MOZOBIL in the use of stem cell therapy for tissue repair;

•	AnorMED’s additional valuation drivers beyond MOZOBIL, namely its leading platform in the inhibition of the CXCR4 receptor, which AnorMED expects to offer a significant opportunity in the treatment of HIV, as well as various oncological and inflammatory diseases;

•	AnorMED’s expectation that its identification of additional pre-clinical CXCR4 inhibitors could be brought into clinical development for additional indications in the near term;

•	AnorMED’s preclinical CCR5 program, where a lead compound is currently on track to be ready for testing by the end of 2007;

•	AnorMED’s expectation that it will receive cash proceeds from the exercise of stock options and milestone and royalty payments from several licensees;

•	AnorMED’s expectation that it will obtain patents and other intellectual property rights for its drug candidates;

•	AnorMED’s expectation that it will be able to protect its intellectual property rights and not infringe on the intellectual property rights of others; and

•	AnorMED’s expectations with respect to future growth and revenue.
      With respect to the forward-looking statements contained in this Directors’ Circular, AnorMED has made numerous assumptions regarding, among other things:

•	AnorMED’s ability to cause to be done all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Support Agreement;

•	Millennium’s ability to cause to be done all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Support Agreement;

•	AnorMED’s ability to estimate the market potential for its products;

•	AnorMED’s ability to obtain regulatory approvals for MOZOBIL and its other drug candidates;

•	AnorMED’s ability to generate significant earnings from MOZOBIL;

•	AnorMED’s ability to assess the likelihood of success of the trial and subsequent regulatory approval of MOZOBIL for the stem cell transplantation indication;

•	AnorMED’s ability to demonstrate that MOZOBIL can be used to increase the effectiveness of standard chemotherapy in the treatment of leukemia, and obtain significant sales in connection therewith;

•	AnorMED’s ability to initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients;

•	AnorMED’s ability to realize the potential sales increase of MOZOBIL in the use of stem cell therapy for tissue repair;

•	AnorMED’s ability to develop its additional valuation drivers beyond MOZOBIL;

•	AnorMED’s ability to bring into clinical development its identification of additional pre-clinical CXCR4 inhibitors for additional indications in the near term;

•	AnorMED’s ability to receive cash proceeds from the exercise of stock options and milestone and royalty payments from several licensees;

•	AnorMED’s ability to obtain patents and other intellectual property rights for its drug candidates;

•	AnorMED’s ability to protect its intellectual property rights and to not infringe on the intellectual property rights of others; and

•	AnorMED’s ability to project future growth and revenue.
      The foregoing list of assumptions is not exhaustive.
      Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward-looking statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including:

•	AnorMED may not have the ability to cause to be done all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Support Agreement;

•	Millennium may not have the ability to cause to be done all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Support Agreement;

•	AnorMED may not have the ability to estimate the market potential for its products;

•	AnorMED may not have the ability to obtain regulatory approvals for MOZOBIL and its other drug candidates;

•	AnorMED may not have the ability to file a NDA for marketing approval with the United States FDA in the second half of 2007;

•	AnorMED may not have the ability to generate significant earnings from MOZOBIL;

•	AnorMED may not have the ability to assess the likelihood of success of the trial and subsequent regulatory approval of MOZOBIL for the stem cell transplantation indication;

•	AnorMED may not have the ability to sell MOZOBIL at an attractive price with attractive margins;

•	AnorMED may not have the ability to demonstrate that MOZOBIL can be used to increase the effectiveness of standard chemotherapy in the treatment of leukemia, and obtain significant sales in connection therewith;

•	AnorMED may not have the ability to initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients;

•	AnorMED may not have the ability to realize the potential sales increase of MOZOBIL in the use of stem cell therapy for tissue repair;

•	AnorMED may not have the ability to develop its additional valuation drivers beyond MOZOBIL;

•	AnorMED may not have the ability to bring into clinical development its identification of additional pre-clinical CXCR4 inhibitors for additional indications in the near term;

•	AnorMED may not have the ability to receive cash proceeds from the exercise of stock options and milestone and royalty payments from several licensees;

•	AnorMED may not have the ability to obtain patents and other intellectual property rights for its drug candidates;

•	AnorMED may not have the ability to protect its intellectual property rights and to not infringe on the intellectual property rights of others; and

•	AnorMED may not have the ability to project future growth and revenue.

      The Board of Directors believes that the expectations reflected in those forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements should not be unduly relied upon. These statements speak only as of the date of this Directors’ Circular. The Board of Directors does not intend, and does not assume any obligations, to update these forward-looking statements except as required by law.
CURRENCY AND EXCHANGE RATES
      All references to US$ contained herein are to United States dollars. All references to $ and C$ contained herein are to Canadian dollars. On October 4, 2006, the last trading day before the commencement of the Millennium Offer, the noon rate of exchange as reported by the Bank of Canada was C$1.00 = US$0.8860.
AVAILABILITY OF DISCLOSURE DOCUMENTS
      AnorMED is a reporting issuer or the equivalent in all provinces of Canada, and its Shares are registered pursuant to Section 12(b) of the United States Securities Exchange Act of 1934, as amended. As a result, AnorMED files continuous disclosure documents and other documents with the applicable securities regulatory authorities in Canada and with the SEC. Continuous disclosure documents are available for review at the Canadian securities regulators’ System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedar.com and at the SEC’s website at www.sec.gov.
OTHER MATTERS
      The principal office of AnorMED is located at #200 – 20353 64th Avenue, Langley, British Columbia, Canada, V2Y 1N5, and the telephone number at such office is (604) 530-1057.
      This document will be filed with the SEC as an exhibit to AnorMED’s Solicitation/ Recommendation Statement on Schedule 14D-9. Shareholders are advised to read the Directors’ Circular and the Solicitation/ Recommendation Statement on Schedule 14D-9 (including the other exhibits thereto) in their entirety because they contain important information. Copies of the Solicitation/ Recommendation Statement on Schedule 14D-9 are, and any other documents filed by AnorMED in connection with the Millennium Offer will be, available free of charge from the SEC’s website at www.sec.gov.
      The Shares are listed and posted for trading on the TSX under the symbol “AOM” and on the NASDAQ Global Market under the symbol “ANOR” (on September 8, 2006, the Shares were delisted from the American Stock Exchange and listed on the NASDAQ Global Market).
APPROVAL OF DIRECTORS’ CIRCULAR
      The contents of this Directors’ Circular and the delivery thereof have been approved and authorized by the Board of Directors.

CONSENT OF GOLDMAN, SACHS & CO.
PERSONAL AND CONFIDENTIAL
October 5, 2006
Strategic Initiatives Committee of the Board of Directors
Board of Directors
AnorMED Inc.
Suite 200
20353 64th Avenue
Langley, British Columbia V2Y 1N5
Re: Directors’ Circular, dated October 5, 2006, of AnorMED Inc.
Ladies and Gentlemen:
Reference is made to our opinion letter, dated September 26, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding common shares (the “Shares”) of AnorMED Inc. (the “Company”) of the US$12.00 per Share in cash proposed to be received by holders of the Shares in the Offer (as defined in the opinion letter), pursuant to the Support Agreement, dated as of September 26, 2006, between Millennium Pharmaceuticals, Inc. and the Company.
The foregoing opinion letter was provided for the information and assistance of (i) the Strategic Initiatives Committee of the Board of Directors of the Company appointed to review and evaluate the transaction contemplated therein and (ii) the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein, and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement, directors’ circular or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Directors’ Circular.
In that regard, we hereby consent to the reference to our opinion under the captions “Reasons for Accepting the Millennium Offer” and “Background to the Millennium Offer” and to the inclusion of the foregoing opinion in the above-referenced Directors’ Circular.
Very truly yours,

(GOLDMAN, SACHS & CO.)

CERTIFICATE
DATED: October 5, 2006
      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(Signed) Kenneth H. Galbraith Chairman and Interim Chief Executive Officer	(Signed) William J. Adams Vice President, Finance, Chief Financial Officer, Secretary and Treasurer
On behalf of the Board of Directors

(Signed) Dr. William L. Hunter Director	(Signed) Dr. Joseph P. Dougherty Director

SCHEDULE A
GLOSSARY
In this Directors’ Circular, unless the context otherwise requires:
“affiliate” means, as the context requires, a person or entity that is an “affiliate” within the meaning of such term under applicable securities laws in Canada and/or under the rules adopted by the SEC under the United States Securities Exchange Act of 1934, as amended;
“AnorMED Shares” or “Shares” means the common shares of AnorMED;
“associate” means, as the context requires, a person or entity that is an “associate” within the meaning of such term under applicable securities laws in Canada and/or under the rules adopted by the SEC under the United States Securities Exchange Act of 1934, as amended;
“Board of Directors” or “Board” means the board of directors of AnorMED;
“Directors’ Circular” means the directors’ circular of AnorMED dated October 5, 2006;
“directors” means the members of the Board of Directors as of the date of this Directors’ Circular;
“executive officer” means a person or entity that is an “executive officer” within the meaning of such term under the rules adopted by the SEC under the United States Securities Exchange Act of 1934, as amended;
“Genzyme” means Genzyme Corporation, a corporation incorporated under the laws of the State of Massachusetts;
“Genzyme Offer” means the offer made by Dematal Corp. by way of a take-over bid for all of the outstanding Shares of AnorMED for US$8.55 per Share, payable in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and Circular, letter of acceptance and transmittal and notice of guaranteed delivery of Dematal Corp. and Genzyme, each dated September 1, 2006;
“Goldman Sachs” means Goldman, Sachs & Co.;
“Goldman Sachs Opinion” means the fairness opinion, dated September 26, 2006, of Goldman Sachs provided to the Strategic Initiatives Committee and the Board of Directors that, subject to and based on the considerations, assumptions and limitations described therein, the US$12.00 offered for each AnorMED Share pursuant to the Millennium Offer is fair from a financial point of view to Shareholders, a copy of which is attached as Schedule B attached to the Directors’ Circular.
“Millennium” means Millennium Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of Delaware;
“Offeror” means Millennium together with Sidney;
“Rights Plan” means the Limited Duration Shareholder Rights Plan, dated effective August 29, 2006 between AnorMED and Computershare Investor Services Inc.;
“SEC” means the United States Securities and Exchange Commission;
“senior officer” means a person or entity that is a “senior officer” within the meaning of such term under applicable securities laws in Canada;
“Shareholders” means the holders of Shares;
“Shareholder Support Agreements” means the shareholder support agreements between Millennium and each of the Supporting Shareholders;
“Sidney” means Sidney Acquisitions ULC, an unlimited liability corporation incorporated under the laws of the Province of Alberta, and an indirect wholly-owned subsidiary of Millennium;
“Strategic Initiatives Committee” means the Strategic Initiatives Committee of the Board of Directors, consisting of, Mr. Kenneth Galbraith, Dr. Felix Baker, Dr. Joseph P. Dougherty, and Dr. William L. Hunter;

A-1

“Subsequent Acquisition Transaction” has the meaning set out under the heading “Agreements Relating to the Millennium Offer — Support Agreement — Subsequent Acquisition Transaction”;
“subsidiary” means, as the context requires, a “subsidiary” within the meaning of such term under applicable securities laws in Canada and/or under the rules adopted by the SEC under the United States Securities Exchange Act of 1934, as amended;
“Support Agreement” means the support agreement dated September 26, 2006 between AnorMED and Millennium;
“Supporting Shareholders” means those persons that have a signed a Shareholder Support Agreement, being: Baker Biotech Fund I, L.P.; Baker/ Tisch Investments, L.P.; Baker Bros. Investments, L.P.; Baker Bros. Investments II, L.P.; 14159, L.P.; Baker Brothers Life Sciences, L.P.; and Mr. Kenneth Galbraith; and
“TSX” means the Toronto Stock Exchange.

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SCHEDULE B
OPINION OF GOLDMAN, SACHS & CO.
PERSONAL AND CONFIDENTIAL
September 26, 2006
Strategic Initiatives Committee of the Board of Directors
Board of Directors
AnorMED Inc.
Suite 200
20353 64th Avenue
Langley, British Columbia V2Y 1N5
Ladies and Gentlemen:
      You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding common shares (the “Shares”) of AnorMED Inc. (the “Company”) of the US$12.00 per Share in cash proposed to be received by such holders in the Offer (as defined below), pursuant to the Support Agreement, dated as of September 26, 2006 (the “Agreement”), between Millennium Pharmaceuticals, Inc. (“MP”) and the Company. The Agreement provides for a tender offer for all of the Shares (the “Offer”), and further provides that subsequent to the Offer, MP may acquire the balance of the Shares not accepted in the Offer by such means as may be determined by MP, including by way of amalgamation, statutory arrangement, capital reorganization or other transaction of the Company and MP or an affiliate of MP.
      Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Offer. The Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We also may provide investment banking services to the Company or MP or their respective affiliates in the future. In connection with the above-described investment banking services we may receive compensation.
      Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, MP and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and MP for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
      In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Information Forms of the Company for the five fiscal years ended March 31, 2006; certain quarterly reports to shareholders of the Company; certain other communications from the Company to

B-1

its shareholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the biopharmaceutical industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
      We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Senior management of the Company has provided to us, in a certificate delivered as of the date hereof, representations regarding, among other things, the accuracy of the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company and the absence of changes thereto.
      Our opinion does not address the underlying business decision of the Company to engage in the Transaction. In addition, our opinion does not address the relative merits of the Transaction to any other alternative business transaction, or any other alternatives, or whether or not such alternatives could be achieved. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of (i) the Strategic Initiatives Committee of the Board of Directors of the Company and (ii) the Board of Directors of the Company in connection with their respective considerations of the Transaction, and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Offer.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the US$12.00 per Share in cash proposed to be received by the holders of the Shares in the Offer pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,

(GOLDMAN, SACHS & CO.)

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